Exhibit 99.2

For purposes of this Exhibit 99.2, unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis; (ii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; (iii) “Crown European Holdings” refers to Crown European Holdings SA and not its subsidiaries; (iv) “Crown Americas” refers to Crown Americas LLC and not its subsidiaries; and (v) “Crown Americas Capital IV” refers to Crown Americas Capital Corp. IV and not its subsidiaries. References to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s consolidated financial statements refer to the corresponding sections of Crown’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and Crown’s Annual Report on Form 10-K for the year ended December 31, 2011.

FORWARD-LOOKING STATEMENTS

Statements included herein, which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto), are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	Crown’s senior notes offering and the use of proceeds described therein, and Crown’s ability to implement it on the terms described herein;

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s indebtedness and other contractual obligations;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings;

•	Crown’s policies with respect to executive compensation; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and pension and postretirement liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and, therefore, involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of Crown to differ include, but are not necessarily limited to:

•	the ability of Crown to expand successfully in international and emerging markets;

•	the ability of Crown to repay, refinance or restructure its short and long-term indebtedness on adequate terms and to comply with the terms of its agreements relating to debt;

•	the impact of the ongoing European Sovereign debt crisis;

•	Crown’s ability to generate significant cash to meet its obligations and invest in its business and to maintain appropriate debt levels;

•	restrictions on Crown’s use of available cash under its debt agreements;

•

changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates (and the effectiveness of any currency or interest rate hedges), tax rates and tax laws (including with respect to taxation of unrepatriated non-U.S. earnings or as a result of the depletion of net loss carryforwards);

•	the impact of healthcare reform in the United States;

•	the impact of foreign trade laws and practices;

•	the collectibility of receivables;

•

war or acts of terrorism that may disrupt Crown’s production or the supply or pricing of raw materials, including in Crown’s Middle East operations, impact the financial condition of customers or adversely affect Crown’s ability to refinance or restructure its remaining indebtedness;

•

changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, energy, water, inks and coatings) and Crown’s ability to pass raw material, energy and freight price increases and surcharges through to its customers or to otherwise manage these commodity pricing risks;

•	Crown’s ability to obtain and maintain adequate pricing for its products, including the impact on Crown’s revenue, margins and market share and the ongoing impact of price increases;

•	energy and natural resource costs;

•	the cost and other effects of legal and administrative cases and proceedings, settlements and investigations;

•

the outcome of asbestos-related litigation (including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase the asbestos-related costs of Crown Cork & Seal Company, Inc., a subsidiary of Crown (“Crown Cork”) over time, the adequacy of reserves established for asbestos-related liabilities, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the impact of state legislation dealing with asbestos liabilities and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities);

•	Crown’s ability to realize deferred tax benefits;

•	changes in Crown’s critical or other accounting policies or the assumptions underlying those policies;

•	labor relations and workforce and social costs, including Crown’s pension and postretirement obligations and other employee or retiree costs;

•	investment performance of Crown’s pension plans;

•	costs and difficulties related to the acquisition of a business and integration of acquired businesses;

•	the impact of any potential dispositions, acquisitions or other strategic realignments, which may impact Crown’s operations, financial profile, investments or levels of indebtedness;

•	Crown’s ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for its products in a cost-effective manner;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	Crown’s ability to achieve high capacity utilization rates for its equipment;

•

Crown’s ability to maintain, develop and capitalize on competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	Crown’s ability to protect its information technology systems from attacks or catastrophic failure;

•	the strength of Crown’s cyber-security;

•	Crown’s ability to generate sufficient production capacity;

•	Crown’s ability to improve and expand its existing product and product lines;

•	the impact of overcapacity on the end-markets Crown serves;

•	loss of customers, including the loss of any significant customers;

•	changes in consumer preferences for different packaging products;

•	the financial condition of Crown’s vendors and customers;

•	weather conditions, including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	the impact of natural disasters, including in emerging markets;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	the impact of increased governmental regulation on Crown and its products, including the regulation or restriction of the use of bisphenol-A;

•	the impact of Crown’s initiative to generate additional cash, including the reduction of working capital levels and capital spending;

•	the ability of Crown to realize cost savings from its restructuring programs;

•	Crown’s ability to maintain adequate sources of capital and liquidity;

•	costs and payments to certain of Crown’s executive officers in connection with any termination of such executive officers or a change in control of Crown;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system; and

•	changes in Crown’s strategic areas of focus, which may impact the Company’s operations, financial profile or levels of indebtedness.

Crown does not intend to review or revise any particular forward-looking statement in light of future events.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the U.S. and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At September 30, 2012, Crown operated 136 plants along with sales and service facilities throughout 41 countries and had approximately 21,500 employees.

For the fiscal year ended December 31, 2011 and the nine months ended September 30, 2012, Crown had net sales of approximately $8,644 million and $6,433 million, respectively, and Adjusted EBITDA (a non-GAAP measure that is defined in “—Summary Historical and Adjusted Consolidated Condensed Financial Data”) of $1,129 million and $841 million, respectively. Approximately 73% of such net sales were derived from operations outside the United States, of which 69% of these non-U.S. revenues were derived from operations in the European Division, in the fiscal year ended December 31, 2011. Approximately 73% of such net sales were derived from operations outside of the United States in the nine months ended September 30, 2012. For the twelve months ended September 30, 2012, Crown had net sales of approximately $8,491 million and Adjusted EBITDA of approximately $1,077 million.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence:

	North America	Latin America	Europe	Middle East/ Africa	Asia- Pacific
Food cans	*	*	*	*	*

Beverage cans	*	*	*	*	*

Aerosol cans	*	*	*		*

Specialty cans	*		*		*

Closures and caps	*	*	*	*	*

Can-making equipment			*

Divisions and Operating Segments

Crown’s business is organized geographically within three divisions, Americas, European and Asia-Pacific. Within the Americas and European Divisions, Crown is generally organized along product lines. Crown’s reportable segments within the Americas Division are Americas Beverage and North America Food. Crown’s reportable segments within the European Division are European Beverage, European Food and European Specialty Packaging. Americas Beverage includes beverage can operations in the U.S., Brazil, Canada, Colombia and Mexico. North America Food includes food can and metal vacuum closure operations in the U.S. and Canada. European Beverage includes beverage can operations in Europe, the Middle East and North Africa. European Food includes food can and metal vacuum closure operations in Europe and Africa. European Specialty Packaging includes specialty packaging operations in Europe. No operating segments within the Asia-Pacific Division are reportable segments.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•

Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 136 plants located throughout the world as of September 30, 2012. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

•

Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, SC Johnson and Unilever, among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

•

Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

•

Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

•	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

•

Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

•

Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may also consider possible acquisitions to grow its business (within developed or developing markets).

•

Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs; enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contacts.

•

Maximize cash flow generation. Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used free cash flow to invest in emerging markets and repurchase Crown common stock and Crown may in the future use free cash flow to complete acquisitions or to fund regular dividend payments on Crown common stock.

•	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

•	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

•

Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Organizational Structure

The following chart shows a summary of Crown’s current organizational structure, as well as the applicable obligors under the new senior notes, other outstanding notes, and Crown’s senior secured credit facilities as of the date hereof after giving effect to the offering of the new senior notes. Crown may modify this corporate structure in the future.

Crown Holdings, Inc. * *** ****
Crown Cork & Seal Company, Inc. *** ****
Issuer of outstanding unsecured notes: $414 million
Guarantor of notes
Crown International Holdings, Inc. *** ****
Guarantor of new senior notes
Crown Americas LLC ***
Senior secured revolving credit facility: $450 million
Senior secured term loan: $550 million
Co-Issuer of outstanding senior unsecured notes: $700 million
Co-issuer of new senior notes(1)
Crown European Holdings SA
Issuer of outstanding senior unsecured notes: €500 million
Senior secured revolving credit facilities: $750 million (including $50 million facility incurred by a Canadian subsidiary)
Senior secured term loan: €274 million
Crown Americas Capital Corp. IV***
Co-issuer of new senior notes (1)
Crown Americas Capital Corp. III***
Co-issuer of outstanding senior unsecured notes: $700 million
Subsidiaries Formed in
Africa
Asia
Belgium**
Caribbean
Denmark
Finland
France**
Germany**
Greece
Hungary
Ireland
Italy
Luxembourg**
Mexico**
Netherlands**
Portugal
Spain
Switzerland**
Subsidiaries Formed in:
United States*** ****
South America
Canada**
UK**

*	Guarantor of Crown Cork’s obligations under its outstanding notes.
**	Guarantors of outstanding senior notes and senior secured credit facilities of Crown European Holdings and its subsidiaries.
***	Guarantors of outstanding senior notes of Crown European Holdings and senior secured credit facilities.
****	Guarantors of the outstanding senior notes of Crown Americas LLC and Crown Americas Capital Corp. III. and Crown Americas Capital IV’s obligations under the new senior notes.
(1)	A portion of the net proceeds from the offering of the new senior notes will be used to redeem all of Crown’s outstanding $400 million senior notes due 2017 and to pay fees and expenses associated with the offering of the notes. See “Description of Certain Indebtedness.”

Crown is a Pennsylvania corporation. Crown’s principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154, and its telephone number is (215) 698-5100. Crown Cork is a Pennsylvania corporation. Crown Americas (formerly known as Crown Americas, Inc.) is a Pennsylvania limited liability company. Crown Americas Capital IV is a Delaware corporation. Crown European Holdings (formerly known as CarnaudMetalbox SA) is a société anonyme organized under the laws of France. Each of Crown Americas, Crown Americas Capital IV and Crown European Holdings is an indirect, wholly-owned subsidiary of Crown, and Crown Cork is a direct, wholly-owned subsidiary of Crown.

Summary Historical and Adjusted Consolidated Condensed Financial Data

The following table sets forth summary historical and adjusted consolidated condensed financial data for Crown. The summary of operations data and other financial data for each of the years in the three-year period ended December 31, 2011 and the balance sheet data as of December 31, 2010 and 2011 have been derived from Crown’s audited consolidated financial statements and the notes thereto. The summary of operations data and other financial data for the nine-month period ended September 30, 2012 and the nine-month period ended September 30, 2011, and the balance sheet data as of September 30, 2012 have been derived from Crown’s unaudited interim consolidated financial statements and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the result for the unaudited periods. The summary of operations data and other financial data for the twelve-month period ended September 30, 2012 have been derived from the summary of operations data for the year ended December 31, 2011 and the nine-month periods ended September 30, 2011 and 2012. The December 31, 2009 balance sheet data has been derived from Crown’s audited consolidated financial statements. The adjusted financial data gives effect to the issuance of the notes and the expected application of the net proceeds therefrom described herein. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s audited consolidated financial statements, the related notes and the other financial information.

	(dollars in millions)
	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2009	2010	2011	2011	2012	2012
Summary of Operations Data:
Net sales	$7,938	$7,941	$8,644	$6,586	$6,433	$8,491
Cost of products sold, excluding depreciation and amortization	6,551	6,519	7,120	5,395	5,304	7,029
Depreciation and amortization	194	172	176	132	133	177

Gross profit	1,193	1,250	1,348	1,059	996	1,285
Selling and administrative expense	381	360	395	298	288	385
Provision for asbestos	55	46	28	—	—	28
Provision for restructuring	43	42	77	27	10	60
Asset impairments and sales	(6)	(18)	6	(2)	(24)	(16)
Loss from early extinguishments of debt	26	16	32	32	—	—
Interest expense	247	203	232	174	170	228
Interest income	(6)	(9)	(11)	(8)	(5)	(8)
Translation and exchange adjustments	(6)	(4)	2	—	(4)	(2)

Income before income taxes and equity earnings	459	614	587	538	561	610
Provision for/(benefit from) income taxes	7	165	194	182	(28)	(16)
Equity earnings/(loss) in affiliates	(2)	3	3	1	2	4

Net Income	450	452	396	357	591	630

Net income attributable to noncontrolling interests	(116)	(128)	(114)	(83)	(63)	(94)

Net income attributable to Crown Holdings	$334	$324	$282	$274	$528	$536

	(dollars in millions)
	Year Ended December 31,						Nine Months Ended September 30,				Twelve Months Ended September 30,
	2009		2010		2011		2011		2012		2012
Other Financial Data:
Net cash flows provided by/(used for):
Operating activities	$756		$590		$379		$(134)		$(117)		$396
Investing activities	(200)		(281)		(372)		(248)		(205)		(329)
Financing activities	(701)		(299)		(129)		399		218		(310)
EBITDA(1)	894		980		984		836		859		1,007
Adjusted EBITDA(2)	1,006		1,042		1,129		893		841		1,077
Capital expenditures	180		320		401		273		214		342
Ratio of earnings to fixed charges(3)	2.7	x	3.8	x	3.4	x	3.8	x	3.9	x	3.5	x

Adjusted Financial Data:
Total secured debt(4)											$1,560
Total debt											4,097
Net interest expense(5)											212
Ratio of total secured debt to Adjusted EBITDA											1.4	x
Ratio of total debt to Adjusted EBITDA											3.8	x
Ratio of Adjusted EBITDA to net interest expense											5.1	x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$459		$463		$342		$479		$240		$240
Working capital(6)	317		272		318		923		677		677
Total assets	6,532		6,899		6,868		7,599		7,610		7,610
Total debt	2,798		3,048		3,532		3,757		3,997		3,997
Crown Holdings shareholders’ deficit	(6)		(96)		(473)		(100)		(25)		(25)

(1)	EBITDA is a non-GAAP measurement that consists of income from continuing operations before income taxes and equity earnings plus the sum of interest expense (net of interest income) and depreciation and amortization. The reconciliation from income from continuing operations to EBITDA is as follows:

	(dollars in millions)
	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2009	2010	2011	2011	2012	2012
Net Income	$450	$452	$396	$357	$591	$630
Add/(deduct):
Equity loss/(earnings) in affiliates	2	(3)	(3)	(1)	(2)	(4)
Provision for/(benefit from) income taxes	7	165	194	182	(28)	(16)
Interest income	(6)	(9)	(11)	(8)	(5)	(8)
Interest expense	247	203	232	174	170	228
Depreciation and amortization	194	172	176	132	133	177

EBITDA	$894	$980	$984	$836	$859	$1,007

(2)	Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of provision for asbestos, provision for restructuring, gain on one-time legal settlement, asset impairments and sales, loss from early extinguishments of debt and translation and exchange adjustments. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	(dollars in millions)
	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2009	2010	2011	2011	2012	2012
EBITDA	$894	$980	$984	$836	$859	$1,007
Add/(deduct):
Provision for asbestos*	55	46	28	—	—	28
Provision for restructuring	43	42	77	27	10	60
Asset impairments and sales	(6)	(18)	6	(2)	(24)	(16)
Loss from early extinguishments of debt	26	16	32	32	—	—
Gain on one-time legal settlement	—	(20)	—	—	—	—
Translation and exchange adjustments	(6)	(4)	2	—	(4)	(2)

Adjusted EBITDA	$1,006	$1,042	$1,129	$893	$841	$1,077

*	Crown made asbestos-related payments of $28 million, $27 million, $26 million, $14 million and $14 million during 2011, 2010 and 2009 and the nine months ended September 30, 2011 and 2012, respectively.

EBITDA and Adjusted EBITDA are provided for illustrative and informational purposes only and do not purport to represent, and should not be viewed as indicative of, Crown’s actual or future financial condition or results of operations. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of operating performance or liquidity that is calculated in accordance with U.S. generally accepted accounting principles. EBITDA and Adjusted EBITDA information has been included in this exhibit because Crown believes that certain analysts, rating agencies and investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness and overall operating performance over time. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of Crown’s results as reported under U.S. generally accepted accounting principles. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Crown’s business. Any measure that eliminates components of Crown’s capital structure and costs associated with carrying significant amounts of assets on its balance sheet has material limitations as a performance measure. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that the adjustments may vary from period to period and in the future Crown will incur expenses such as those used in calculating these measures. Furthermore, EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. In light of the foregoing limitations, Crown does not rely solely on EBITDA and Adjusted EBITDA as performance measures and also considers its results as calculated in accordance with U.S. generally accepted accounting principles. For purposes of the covenants in the indenture governing the notes, EBITDA is defined differently.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and equity earnings plus fixed charges (exclusive of interest capitalized during the period), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, expensed and capitalized, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the indenture governing Crown’s outstanding notes, the ratio of earnings to fixed charges is defined differently.
(4)	Adjusted total secured debt consists of borrowings under Crown’s senior secured term loan facilities ($902 million), borrowings under the senior secured revolving credit facilities ($421 million) receivables securitization facilities ($230 million) and capitalized leases and other secured debt ($7 million).
(5)	Adjusted net interest expense reflects use of the proceeds of the offering of the new senior notes to redeem all $400 million of Crown’s outstanding senior notes due 2017.
(6)	Working capital consists of current assets less current liabilities.

RISK FACTORS

Risks Related to Crown’s Business

The substantial indebtedness of Crown could prevent it from fulfilling its obligations under its indebtedness.

Crown has substantial outstanding indebtedness. As a result of Crown’s substantial indebtedness, a significant portion of Crown’s cash flow will be required to pay interest and principal on its outstanding indebtedness, and Crown may not generate sufficient cash flow from operations, or have future borrowings available under its senior secured credit facilities, to enable it to repay its indebtedness, or to fund other liquidity needs. As of September 30, 2012, giving adjusted effect to the offering of the new senior notes and the anticipated use of proceeds therefrom, Crown and its subsidiaries had approximately $4.1 billion of indebtedness, including approximately $1.6 billion of secured indebtedness and $933 million of additional indebtedness of non-guarantor subsidiaries and the ability to borrow $720 million under Crown’s senior secured revolving credit facilities. Crown’s ratio of earnings to fixed charges was 3.4 times for the fiscal year ended December 31, 2011, and 3.9 times for the nine months ended September 30, 2012. A portion of the net proceeds from the offering of the new senior notes will be used to retire all of Crown’s outstanding $400 million senior notes due 2017 and to pay fees and expenses associated with the offering of the notes. Crown’s current sources of liquidity and borrowings expire or mature as follows—its $200 million North American securitization facility, of which $190 million was outstanding at September 30, 2012, in March 2013; its $1,200 million senior secured revolving credit facilities in June 2015; its $550 million and €274 million senior secured term loan facilities in June 2016; its $400 million 7.625% senior notes in May 2017; its €500 million 7.125% senior notes in August 2018; its $700 million 6.25% senior notes in February 2021; its $350 million 7.375% senior notes in December 2026; its $64 million 7.5% senior notes in December 2096; and $230 million of other indebtedness in various currencies at various dates through 2019. See “Description of Certain Indebtedness.”

The substantial indebtedness of Crown could:

•	increase Crown’s vulnerability to general adverse economic and industry conditions, including rising interest rates;

•	restrict Crown from making strategic acquisitions or exploiting business opportunities, including any planned expansion in emerging markets;

•	limit Crown’s ability to make capital expenditures both domestically and internationally in order to grow Crown’s business or maintain manufacturing plants in good working order and repair;

•	limit, along with the financial and other restrictive covenants under Crown’s indebtedness, Crown’s ability to obtain additional financing, dispose of assets or pay cash dividends;

•

require Crown to dedicate a substantial portion of its cash flow from operations to service its indebtedness, thereby reducing the availability of its cash flow to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	require Crown to sell assets used in its business;

•

limit Crown’s ability to refinance its existing indebtedness, particularly during periods of adverse credit market conditions when refinancing indebtedness may not be available under interest rates and other terms acceptable to Crown or at all;

•	increase Crown’s cost of borrowing;

•	limit Crown’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	place Crown at a competitive disadvantage compared to its competitors that have less debt.

If its financial condition, operating results and liquidity deteriorate, Crown’s creditors may restrict its ability to obtain future financing and its suppliers could require prepayment or cash on delivery rather than extend credit which could further diminish Crown’s ability to generate cash flows from operations sufficient to service its debt obligations. In addition, Crown’s ability to make payments on and refinance its debt and to fund its operations will depend on Crown’s ability to generate cash in the future.

Some of Crown’s indebtedness is subject to floating interest rates, which would result in Crown’s interest expense increasing if interest rates rise.

As of September 30, 2012, approximately $1.7 billion of Crown’s $4.1 billion of total indebtedness (giving adjusted effect to the offering of new senior notes and the application of the proceeds therefrom) and other outstanding obligations were subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing Crown’s interest expense and reducing funds available for operations or other purposes. Crown’s annual interest expense was $232 million, $203 million and $247 million for 2011, 2010 and 2009, respectively. Based on the amount of variable rate debt outstanding at December 31, 2011, a 1% increase in variable interest rates would have increased its 2011 annual adjusted interest expense by $12 million. Accordingly, Crown may experience economic losses and a negative impact on earnings as a result of interest rate fluctuation. The actual effect of a 1% increase could be more than $12 million as Crown’s average borrowings on its variable rate debt may be higher during the year than the amount at December 31, 2011. In addition, the cost of Crown’s securitization facilities would also increase with an increase in floating interest rates. Although Crown may use interest rate protection agreements from time to time to reduce its exposure to interest rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect. See “Capitalization,” “Description of Certain Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk.”

Crown’s international operations, which generated approximately 73% of its consolidated net sales in 2011, are subject to various risks that may lead to decreases in its financial results.

Crown is an international company, and the risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 73%, 72%, 72% and 73% of its consolidated net sales in 2011, 2010, 2009 and the nine months ended September 30, 2012, respectively. In addition, Crown’s business strategy includes continued expansion of international activities, including within developing markets and areas, such as the Middle East, South America, Eastern Europe and Asia, that may pose greater risk of political or economic instability. Approximately 30%, 28% and 26% of Crown’s consolidated net sales in 2011, 2010 and 2009, respectively, were generated outside of the developed markets in Western Europe, the United States and Canada. Furthermore, if the current European sovereign debt crisis continues or further deteriorates, there will likely be a negative effect on Crown’s European business, as well as the businesses of Crown’s European customers and suppliers. If this crisis ultimately leads to a significant devaluation of the euro, the value of Crown’s financial assets that are denominated in euros would be significantly reduced when translated to U.S. dollars for financial reporting purposes. Any of these conditions could ultimately harm Crown’s overall business, prospects, operating results, financial condition and cash flows and such harm may be more pronounced if Crown expands in Western Europe through potential acquisitions or otherwise.

Emerging markets are a focus of Crown’s international growth strategy. The developing nature of these markets and the nature of Crown’s international operations generally are subject to various risks, including:

•	foreign government’s restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties associated with expatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws;

•

difficulties in enforcement of contractual obligations and intellectual property rights and difficulties in protecting intellectual property or sensitive commercial and operations data or information technology systems generally;

•	exchange controls;

•	national and regional labor strikes;

•	the geographic, language and cultural differences between personnel in different areas of the world;

•	high social benefit costs for labor, including costs associated with restructurings;

•	civil unrest or political, social, legal and economic instability, such as recent political turmoil in the Middle East;

•	product boycotts, including with respect to the products of Crown’s multi-national customers;

•	customer, supplier, and investor concerns regarding operations in areas such as the Middle East;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•

hyperinflation and currency devaluation in certain foreign countries where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to satisfy its obligations;

•

war, civil disturbance, global or regional catastrophic events, natural disasters, such as flooding in Southeast Asia, widespread outbreaks of infectious diseases, including in emerging markets, and acts of terrorism;

•	geographical concentration of Crown’s factories and operations and regional shifts in its customer base;

•	periodic health epidemic concerns; and

•	the complexity of managing global operations.

There can be no guarantee that a deterioration of economic conditions in countries in which Crown operates or may seek to operate in the future would not have a material impact on Crown’s results of operations.

As Crown seeks to expand its business globally, growth opportunities may be impacted by greater political, economic and social uncertainty and the continuing and accelerating globalization of businesses could significantly change the dynamics of Crown’s competition, customer base and product offerings.

Crown’s efforts to grow its businesses depend to a large extent upon access to, and its success in developing market share and operating profitably in, additional geographic markets including but not limited to the Middle East, South America, Eastern Europe and Asia. In some cases, countries in these regions have greater political and economic volatility, greater vulnerability to infrastructure and labor disruptions and differing local customer product preferences and requirements than Crown’s other markets. Operating and seeking to expand business in a number of different regions and countries exposes Crown to multiple and potentially conflicting cultural practices, business practices and legal and regulatory requirements that are subject to change, including those related to tariffs and trade barriers, investments, property ownership rights, taxation and repatriation of earnings and advanced technologies. Such expansion efforts may also use capital and other resources of Crown that could be invested in other areas. Expanding business operations globally also increases exposure to currency fluctuations which can materially affect Crown’s financial results. As these emerging geographic markets become more important to Crown, its competitors are also seeking to expand their production capacities and sales in these same markets, which may lead to industry overcapacity that could adversely affect pricing, volumes and financial results in such markets. Although Crown is taking measures to adapt to these changing circumstances, Crown’s reputation and/or business results could be negatively affected should these efforts prove unsuccessful.

Crown may not be able to manage its anticipated growth, and it may experience constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand.

Unanticipated acceleration and deceleration of customer demand for Crown’s products may result in constraints or inefficiencies related to Crown’s manufacturing, sales force, implementation resources and administrative infrastructure, particularly in emerging markets where Crown is seeking to expand production. Such constraints or inefficiencies may adversely affect Crown as a result of delays, lost potential product sales or loss of current or potential customers due to their dissatisfaction. Similarly, over-expansion, including as a result of overcapacity due to expansion by Crown’s competitors, or investments in anticipation of growth that does not materialize, or develops more slowly than Crown expects, could harm Crown’s financial results and result in overcapacity.

To manage Crown’s anticipated future growth effectively, Crown must continue to enhance its manufacturing capabilities and operations, information technology infrastructure, and financial and accounting systems and controls. Organizational growth and scale-up of operations could strain its existing managerial, operational, financial and other resources. Crown’s growth requires significant capital expenditures and may divert financial resources from other projects, such as the development of new products or enhancements of existing products or reduction of Crown’s outstanding indebtedness. If Crown’s management is unable to effectively manage Crown’s growth, its expenses may increase more than expected, its revenue could grow more slowly than expected and it may not be able to achieve its research and development and production goals. Crown’s failure to manage its anticipated growth effectively could have a material effect on its business, operating results or financial condition.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products, and Crown’s financial results could be adversely affected if Crown was not able to obtain sufficient quantities of raw materials.

Crown uses various raw materials, such as steel, aluminum, tin, water, natural gas, electricity and other processed energy, in its manufacturing operations. Sufficient quantities of these raw materials may not be available in the future or may be available only at increased prices. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. The availability of various raw materials and their prices depends on global and local supply and demand forces, governmental regulations (including tariffs), level of production, resource availability, transportation, and other factors, including natural disasters such as floods and earthquakes. In particular, in recent years the consolidation of steel suppliers, shortage of raw materials affecting the production of steel and the increased global demand for steel, including in China and other developing countries, have contributed to an overall tighter supply for steel, resulting in increased steel prices and, in some cases, special surcharges and allocated cut backs of products by steel suppliers. In addition, future steel supply contracts may provide for prices that fluctuate or adjust rather than provide a fixed price during a one-year period.

The prices of certain raw materials used by Crown, such as steel, aluminum and processed energy, have historically been subject to volatility. In 2011, consumption of steel and aluminum represented approximately 28% and 37%, respectively, of Crown’s consolidated cost of products sold, excluding depreciation and amortization. For 2011, the weighted average market price for steel used in packaging increased approximately 20%, when compared to the weighted average market price in 2010, and the average price of aluminum ingot on the London Metal Exchange increased approximately 11%. As a result of raw material price increases in recent years, Crown implemented price increases in most of its steel and aluminum product categories. As a result of continuing global supply and demand pressures, other commodity-related costs affecting its business may increase as well, including natural gas, electricity and freight-related costs.

While certain, but not all, of Crown’s contracts pass through raw material costs to customers, Crown may be unable to increase its prices to offset increases in raw material costs without suffering reductions in unit volume, revenue and operating income. In addition, any price increases may take effect after related cost increases, reducing operating income in the near term. Significant increases in raw material costs may increase Crown’s working capital requirements, which may increase Crown’s average outstanding indebtedness and interest expense and may exceed the amounts available under Crown’s senior secured credit facilities and other sources of liquidity. In addition, Crown hedges raw material costs on behalf of certain customers and may suffer losses if such customers are unable to satisfy their purchase obligations.

If Crown is unable to purchase steel, aluminum or other raw materials for a significant period of time, Crown’s operations would be disrupted and any such disruption may adversely affect Crown’s financial results. If customers believe that Crown’s competitors have greater access to raw materials, perceived certainty of supply at Crown’s competitors may put Crown at a competitive disadvantage regarding pricing and product volumes.

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, its costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. For the fiscal years ended December 31, 2011, 2010, 2009 and the nine months ended September 30, 2012, Crown derived approximately 73%, 72%, 72% and 73%, respectively, of its consolidated net sales from sales in foreign currencies. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of Crown’s expenses and liabilities denominated in foreign currencies. Crown’s translation and exchange adjustments increased reported income before tax by $4 million in 2010, $6 million in 2009 and $9 million in 2007 and reduced reported income before tax by $2 million in 2011 and $21 million in 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk.” Although Crown may use financial instruments such as foreign currency forwards from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect.

For the year-ended December 31, 2011, a 0.10 movement in the average Euro rate (e.g., from 1.39 USD = 1 Euro to 1.29 USD = 1 Euro) would have reduced net income by $10 million.

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.

Crown Cork, a wholly-owned subsidiary of Crown, is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown recorded pre-tax charges of $28 million, $46 million, $55 million, $25 million and $29 million to increase its accrual for asbestos-related liabilities in 2011, 2010, 2009, 2008 and 2007, respectively. As of December 31, 2011, Crown Cork’s accrual for pending and future asbestos-related claims and related legal costs was $249 million, including $198 for unasserted claims. Crown Cork’s accrual includes estimated probable costs for claims through the year 2021. Crown Cork’s accrual excludes potential costs for claims beyond 2021 because Crown believes that the key assumptions underlying its accrual are subject to greater uncertainty as the projection period lengthens. Assumptions underlying the accrual include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that state statutes described under Note K to Crown’s audited consolidated financial statements, including Texas and Pennsylvania statutes, are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states and other states where Pennsylvania law may apply.

Crown Cork had approximately 50,000 asbestos-related claims outstanding at December 31, 2011. Of these claims, approximately 15,000 claims relate to claimants alleging first exposure to asbestos after 1964 and approximately 35,000 relate to claimants alleging first exposure to asbestos before or during 1964, of which approximately 12,000 were filed in Texas, 2,000 were filed in Pennsylvania, 6,000 were filed in other states that have enacted asbestos legislation and 15,000 were filed in other states. The outstanding claims at December 31, 2011 exclude 3,100 pending claims involving plaintiffs who allege that they are, or were, maritime workers subject to exposure to asbestos, but whose claims Crown believes will not have a material effect on Crown’s consolidated results of operations, financial position or cash flow. The outstanding claims at December 31, 2011 also exclude approximately 19,000 inactive claims. Due to the passage of time, Crown considers it unlikely that the plaintiffs in these cases will pursue further action. The exclusion of these inactive claims had no effect on the calculation of Crown’s accrual as the claims were filed in states where Crown’s liability is limited by statute. Crown devotes significant time and expense to defend against these various claims, complaints and proceedings, and there can be no assurance that the expenses or distractions from operating Crown’s businesses arising from these defenses will not increase materially.

On October 22, 2010, the Texas Supreme Court, in a 6-2 decision, reversed a lower court decision, Barbara Robinson v. Crown Cork & Seal Company, Inc., No. 14-04-00658-CV, Fourteenth Court of Appeals, Texas, which had upheld the dismissal of an asbestos-related case against Crown Cork. The Texas Supreme Court held that the Texas legislation was unconstitutional under the Texas Constitution when applied to asbestos-related claims pending against Crown Cork when the legislation was enacted in June of 2003. In 2010, Crown recorded a pre-tax charge of $15 million including estimated legal fees to increase its accrual for asbestos related costs for claims pending in Texas on June 11, 2003. Crown believes that the decision of the Texas Supreme Court is limited to retroactive application of the Texas legislation to asbestos-related cases that were pending against Crown Cork in Texas on June 11, 2003 and therefore continues to assign no value to claims filed after June 11, 2003.

Crown Cork made cash payments of $28 million, $27 million, $26 million, $25 million and $26 million in 2011, 2010, 2009, 2008 and 2007, respectively, for asbestos-related claims. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related payments and defense costs may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which state statutes relating to asbestos liability are upheld and/or applied by the courts, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual, which could reduce Crown’s cash flow and impair its ability to satisfy its obligations. As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets is more difficult and more costly, and Crown may not be able to access the capital markets in the future. Further information regarding Crown Cork’s asbestos-related liabilities is presented within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings, “Provision for Asbestos” and “Liquidity and Capital Resources” and under Note K to Crown’s audited consolidated financial statements.

Crown has significant pension plan obligations worldwide and significant unfunded postretirement obligations, which could reduce its cash flow and negatively impact its results of operations and its financial condition.

Crown sponsors various pension plans worldwide, with the largest funded plans in the U.K., U.S. and Canada. In 2011, 2010, 2009, 2008 and 2007, Crown contributed $404 million, $79 million, $74 million, $71 million and $65 million, respectively, to its pension plans and currently anticipates its 2012 funding to be approximately $103 million (including $84 million contributed as of September 30, 2012 and $19 million expected to be contributed in the remainder of 2012). Pension expense was $97 million in 2011 and is expected to be $98 million in 2012. A 0.25% change in the 2012 expected rate of return assumptions would change 2012 pension expense by approximately $10 million. A 0.25% change in the discount rates assumptions as of December 31, 2011 would change 2012 pension expense by approximately $4 million. Crown may be required to accelerate the timing of its contributions under its pension plans. The actual impact of any accelerated funding will depend upon the interest rates required for determining the plan liabilities and the investment performance of plan assets. An acceleration in the timing of pension plan contributions could decrease Crown’s cash available to pay its outstanding obligations and its net income and increase Crown’s outstanding indebtedness.

Based on current assumptions, Crown expects to make pension contributions of $103 million in 2012, $89 million in 2013, $87 million in 2014, $134 million in 2015, $141 million in 2016 and $147 million in 2017 including its supplemental executive retirement plan.

The difference between pension plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of Crown’s pension plans and the ongoing funding requirements of those plans. Among other factors, significant volatility in the equity markets and in the value of illiquid alternative investments, changes in discount rates, investment returns and the market value of plan assets can substantially increase Crown’s future pension plan funding requirements and could have a negative impact on Crown’s results of operations and profitability. See Note V to Crown’s audited consolidated financial statements. While its U.S. funded pension plan continues in effect, Crown continues to incur additional pension obligations. Crown’s pension plan assets consist primarily of common stocks and fixed income securities and also include alternative investments such as interests in private equity or hedge funds. If the performance of plan assets does not meet Crown’s assumptions or discount rates continue to decline, the underfunding of the pension plan may increase and Crown may have to contribute additional funds to the pension plan, and its pension expense may increase. In addition, Crown’s supplemental executive retirement plan and retiree medical plans are unfunded.

Crown’s U.S. funded pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding, which under certain circumstances may be senior to the notes. In addition, as of December 31, 2011 the unfunded accumulated postretirement benefit obligation, as calculated in accordance with U.S. generally accepted accounting principles, for retiree medical benefits was approximately $337 million, based on assumptions set forth under Note V to Crown’s audited consolidated financial statements.

Acquisitions or investments that Crown may pursue could be unsuccessful, consume significant resources and require the incurrence of additional indebtedness.

Crown is considering, and in the future may pursue, acquisitions and investments that complement its existing business. These acquisitions and investments may involve significant cash expenditures, debt incurrence (including the incurrence of additional indebtedness under Crown’s senior secured revolving credit facilities or other secured or unsecured debt), operating losses and expenses that could have a material effect on Crown’s financial condition and operating results.

In particular, if Crown incurs additional debt, Crown’s liquidity and financial stability could be impaired as a result of using a significant portion of available cash or borrowing capacity to finance an acquisition. Moreover, Crown may face an increase in interest expense or financial leverage if additional debt is incurred to finance an acquisition, which may, among other things, adversely affect Crown’s various financial ratios and Crown’s compliance with the conditions of its existing indebtedness. In addition, such additional indebtedness may be incurred under Crown’s senior secured credit facilities or otherwise secured by liens on Crown’s assets, in which case the notes and the note guarantees would be effectively subordinated to the additional debt. See “Description of Certain Indebtedness.”

Acquisitions involve numerous other risks, including:

•	diversion of management time and attention;

•	failures to identify material problems and liabilities of acquisition targets or to obtain sufficient indemnification rights to fully offset possible liabilities related to the acquired businesses;

•	difficulties integrating the operations, technologies and personnel of the acquired businesses;

•	inefficiencies and complexities that may arise due to unfamiliarity with new assets, businesses or markets;

•	disruptions to Crown’s ongoing business;

•	inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings;

•	the inability to obtain required financing for the new acquisition or investment opportunities and Crown’s existing business;

•	potential loss of key employees, contractual relationships, suppliers or customers of the acquired businesses or of Crown; and

•	inability to obtain required regulatory approvals.

To the extent Crown pursues an acquisition that causes it to incur unexpected costs or that fails to generate expected returns, Crown’s financial position, results of operations and cash flows may be adversely affected, and Crown’s ability to service its indebtedness, including the notes, may be negatively impacted.

Crown’s principal markets may be subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This could lead to overcapacity and price competition among food and beverage can producers, if capacity growth outpaced the growth in demand for food and beverage cans and overall manufacturing capacity exceeded demand. These market conditions could reduce product prices and contribute to declining revenue and net income and increasing debt balances. As a result of industry overcapacity and price competition, Crown may not be able to increase prices sufficiently to offset higher costs or to generate sufficient cash flow. The North American and Western Europe food and beverage can markets, in particular, are considered to be mature markets, characterized by slow growth and a sophisticated distribution system.

Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for products, as well as other factors could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products and decreases in demand for its products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass, paper, flexible materials and plastic. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows for Crown. For example, increases in the price of aluminum and steel and decreases in the price of plastic resin, which is a petrochemical product and may fluctuate with prices in the oil and gas market, may increase substitution of plastic food and beverage containers for metal containers or increases in the price of steel may increase substitution of aluminum packaging for aerosol products. Moreover, due to its high percentage of fixed costs, Crown may be unable to maintain its gross margin at past levels if it is not able to achieve high capacity utilization rates for its production equipment. In periods of low world-wide demand for its products, Crown experiences relatively low capacity utilization rates in its operations, which can lead to reduced margins during that period and can have an adverse effect on Crown’s business.

Crown’s business results depend on its ability to understand its customers’ specific preferences and requirements, and to develop, manufacture and market products that meet customer demand.

Crown’s ability to develop new product offerings for a diverse group of global customers with differing preferences, while maintaining functionality and spurring innovation, is critical to its success. This requires a thorough understanding of Crown’s existing and potential customers on a global basis, particularly in potential high growth emerging markets, including the Middle East, South America, Eastern Europe and Asia. Failure to deliver quality products that meet customer needs ahead of competitors could have a significant adverse effect on Crown’s business.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages and household products to consumers. Although no one customer accounted for more than 10% of its net sales in 2011, 2010 or 2009, the loss of any of its major customers, a reduction in the purchasing levels of these customers or an adverse change in the terms of supply agreements with these customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce its profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to treatment, storage and disposal of waste, the use of chemicals in Crown’s products and manufacturing process, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental or employee safety requirements affecting Crown’s operations or may impose additional requirements regarding consumer health and safety, such as potential restrictions on the use of bisphenol-A, a starting material used to produce internal and external coatings for some food, beverage, and aerosol containers and metal closures. Although the U.S. FDA currently permits the use of bisphenol-A in food packaging materials and confirmed in a January 2010 update that studies employing standardized toxicity tests have supported the safety of current low levels of human exposure to bisphenol-A, the FDA in that January 2010 update noted that more research was needed, and further suggested reasonable steps to reduce exposure to bisphenol-A. The FDA subsequently entered into a consent decree under which it agreed to issue, by March 31, 2012, a final decision on a citizen’s petition requesting the agency take further regulatory steps with regard to bisphenol-A. On March 30, 2012, the FDA denied the request, responding, in part, that the appropriate course of action was to continue scientific study and review of all new evidence regarding the safety of bisphenol-A. In March 2010, the EPA issued an action plan for bisphenol-A, which includes, among other things, consideration of whether to add bisphenol-A to the chemical concern list on the basis of potential environmental effects and use of the EPA’s Design for the Environment program to encourage reductions in bisphenol-A manufacturing and use. Moreover, certain U.S. Congressional bodies, states and municipalities, as well as certain foreign nations and the European Union, have considered, proposed or already passed legislation banning the use of bisphenol-A in certain products or requiring warnings regarding bisphenol-A. In July 2012, the FDA banned the use of bisphenol-A in baby bottles and children’s drinking cups. In the fourth quarter of 2012, the French Parliament passed a law suspending the use of bisphenol-A in food packaging beginning in 2013 for food intended for children under 3 and in 2015 for all other foods. The law also includes certain product labeling requirements. Further, the U.S. or additional international, federal, state or other regulatory authorities could restrict or prohibit the use of bisphenol-A in the future. In addition, recent public reports, litigation and other allegations regarding the potential health hazards of bisphenol-A could contribute to a perceived safety risk about Crown’s products and adversely impact sales or otherwise disrupt Crown’s business. While Crown is exploring various alternatives to the use of bisphenol-A and conversion to alternatives is underway in some applications, there can be no assurance Crown will be completely successful in its efforts or that the alternatives will not be more costly to Crown.

Also, for example, future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the U.S. and abroad, must comply with these laws and regulations. In addition, a number of governmental authorities in the U.S. and abroad have introduced or are contemplating enacting legal requirements, including emissions limitations, cap and trade systems or mandated changes in energy consumption, in response to the potential impacts of climate change. Given the wide range of potential future climate change regulations in the jurisdictions in which Crown operates, the potential impact to Crown’s operations is uncertain. In addition, the potential impact of climate change on Crown’s operations is highly uncertain. The impact of climate change may vary by geographic location and other circumstances, including weather patterns and any impact to natural resources such as water.

A number of governmental authorities both in the U.S. and abroad also have enacted, or are considering, legal requirements relating to product stewardship, including mandating recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase its costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Matters.”

Crown has written down a significant amount of goodwill, and a further write down of goodwill would result in lower reported net income and a reduction of its net worth.

During 2007, Crown recorded a charge of $103 million to write down the value of goodwill in its European Closures reporting unit due to a decrease in projected operating results. Further impairment of Crown’s goodwill would require additional write down of goodwill, which would reduce Crown’s net income in the period of any such write down. At December 31, 2011, the carrying value of Crown’s goodwill was approximately $2.0 billion. Crown is required to evaluate goodwill reflected on its balance sheet at least annually, or when circumstances indicate a potential impairment. If it determines that the goodwill is impaired, Crown would be required to write off a portion or all of the goodwill.

If Crown fails to retain key management and personnel, Crown may be unable to implement its business plan.

Members of Crown’s senior management have extensive industry experience, and it might be difficult to find new personnel with comparable experience. Because Crown’s business is highly specialized, Crown believes that it would also be difficult to replace its key technical personnel. Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business plan. In addition, under Crown’s unfunded Senior Executive Retirement Plan certain members of senior management are entitled to lump sum payments upon retirement or other termination of employment and a lump sum death benefit of five times the annual retirement benefit.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized and a prolonged work stoppage or strike at any facility with unionized employees could increase its costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to Crown. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If Crown is unable to negotiate acceptable collective bargaining agreements, it may become subject to union-initiated work stoppages, including strikes. The National Labor Relations Board (“NLRB”) has adopted new regulations concerning the procedures for conducting employee representation elections that, if implemented, could make it significantly easier for labor organizations to prevail in elections. The regulations became effective on April 30, 2012; however, in May 2012, a federal district court found that the regulations were not properly adopted by the NLRB. The NLRB responded to the decision by suspending implementation of the regulations and has not announced if or when the regulations will again go into effect. Additionally, the Employee Free Choice Act, which was passed in the U.S. House of Representatives in 2007, was reintroduced in the U.S. Congress in 2009, but not passed. If reintroduced in the current Congress and enacted in its most recent form, the Employee Free Choice Act could make it significantly easier for union organizing drives to be successful. The Employee Free Choice Act could also give third-party arbitrators the ability to impose terms, which may be harmful to Crown, of collective bargaining agreements upon Crown and a labor union if Crown and such union are unable to agree to the terms of an initial collective bargaining agreement. In addition, the Employee Free Choice Act could increase the penalties Crown may incur if it engages in labor practices in violation of the National Labor Relations Act.

Failure by Crown’s joint venture partners to observe their obligations could adversely affect the business and operations of the joint ventures and, in turn, the business and operations of Crown.

A portion of Crown’s operations, including certain joint venture beverage can operations in Asia, the Middle East and South America, is conducted through certain joint ventures. Crown participates in these ventures with third parties. In the event that Crown’s joint venture partners do not observe their obligations or are unable to commit additional capital to the joint ventures, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Crown would have to increase its level of commitment to the joint venture.

If Crown fails to maintain an effective system of internal control, Crown may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm Crown’s business. Crown must annually evaluate its internal procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires management and auditors to assess the effectiveness of internal controls. If Crown fails to remedy or maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, Crown could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.

In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect Crown’s financial condition. There can be no assurance that Crown will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act or that Crown’s management and external auditors will continue to conclude that Crown’s internal controls are effective.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as governmental, environmental and employee benefits laws and regulations, securities, labor, and actions arising out of the normal course of business, in addition to asbestos-related litigation described under the risk factor titled “Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce

Crown’s cash flow and negatively impact its financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

Crown’s Italian subsidiaries have received and expect to receive additional assessments for value added taxes and related income taxes from the Italian tax authorities resulting from certain third party suppliers’ failures to remit required value added tax payments due by those suppliers under Italian law with respect to purchases for resale to Crown. The assessments cover tax periods 2004, 2005, 2006 and 2007 and additional assessments are expected to cover the 2008 and 2009 periods. The expected total assessments resulting from these third party suppliers failing to remit the tax payments are approximately €40 million ($51 million at September 30, 2012) plus any applicable interest and penalties, which Crown estimates may be up to approximately €55 million ($71 million at September 30, 2012). In early 2012, Crown received one favorable ruling and two unfavorable rulings from lower level Italian courts related to these assessments. These rulings have been appealed. In the fourth quarter of 2012, Crown settled an assessment with respect to 2007 taxes in Naples for approximately $2.5 million. Crown continues to believe that, if necessary, it should be able to successfully dispute the assessments and demonstrate in the appropriate Italian courts that it has no additional liability for the asserted taxes and related interest and penalties. While Crown intends to dispute the assessments, there can be no assurance that it will be successful in such disputes or regarding the final amount of additional taxes and related interest and penalties payable to the Italian tax authorities.

The recent global credit and financial crisis could have adverse effects on Crown.

The recent global credit and financial crisis could have significant adverse effects on Crown’s operations, including as a result of any the following:

•

downturns in the business or financial condition of any of Crown’s key customers or suppliers, potentially resulting in customers’ inability to pay Crown’s invoices as they become due or at all or suppliers’ failure to fulfill their commitments;

•

potential losses associated with hedging activity by Crown for the benefit of Crown’s customers including counterparty risk associated with such hedging activity, or cost impacts of changing suppliers;

•

a decline in the fair value of Crown’s pension assets or a decline in discount rates used to measure Crown’s pension obligations, potentially requiring Crown to make significant additional contributions to its pension plans to meet prescribed funding levels;

•

the deterioration of any of the lending parties under Crown’s senior secured revolving credit facilities or the creditworthiness of the counterparties to Crown’s derivative transactions, which could result in such parties’ failure to satisfy their obligations under their arrangements with Crown;

•	noncompliance with the covenants under Crown’s indebtedness as a result of a weakening of Crown’s financial position or results of operations; and

•	the lack of currently available funding sources, which could have a negative impact upon the liquidity of Crown as well as that of its customers and suppliers.

Crown could also be adversely affected by the negative impact on economic growth resulting from the combination of federal income tax increases that recently came into effect and government spending restrictions that may come into effect during calendar year 2013 in the U.S. (commonly referred to as the “fiscal cliff”).

Crown relies on its information technology and the failure or disruption of its information technology could disrupt its operations and adversely affect its results of operations.

Crown’s business increasingly relies on the successful and uninterrupted functioning of its information technology systems to process, transmit, and store electronic information. A significant portion of the communication between Crown’s personnel around the world, customers, and suppliers depends on information technology. As with all large systems, Crown’s information technology systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. In addition, security breaches could result in unauthorized disclosure of confidential information.

The concentration of processes in shared services centers means that any disruption could impact a large portion of Crown’s business within the operating zones served by the affected service center. If Crown does not allocate, and effectively manage, the resources necessary to build, sustain and protect the proper technology infrastructure, Crown could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions, the loss of or damage to intellectual property through security breach, as well as potential civil liability and fines under various states’ laws in which Crown does business. Crown’s information technology system could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. In addition, if Crown’s information technology systems suffer severe damage, disruption or shutdown and Crown’s business continuity plans do not effectively resolve the issues in a timely manner, Crown may lose revenue and profits as a result of its inability to timely manufacture, distribute, invoice and collect payments from its customers, and could experience delays in reporting its financial results, including with respect to Crown’s operations in emerging markets. Furthermore, if Crown is unable to prevent security breaches, it may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to Crown or to its customers or suppliers. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt Crown’s operations and negatively impact Crown’s cash flows or financial condition.

Potential U.S. tax law changes could increase Crown’s U.S. tax expense on its overseas earnings which could have a negative impact on its after-tax income and cash flow.

President Obama’s Budget of the United States Government for 2013 indicates that legislative proposals may be made to reform the deferral of U.S. taxes on non-U.S. earnings, potentially significantly changing the timing and extent of taxation on Crown’s unrepatriated non-U.S earnings. These reforms include, among other items, a proposal to further limit foreign tax credits and a proposal to defer interest expense deductions allocable to non-U.S earnings until earnings are repatriated. The proposal to defer interest expense deductions and other deductions for expenses could result in Crown not being able to currently deduct a significant portion of its interest expense. The proposal to defer tax deductions allocable to unrepatriated non-U.S. earnings has been set out in various draft Congressional legislative proposals in recent years which were not enacted, and at this juncture it is unclear whether these proposed tax revisions will be enacted, or, if enacted, what the precise scope of the revisions will be. However, depending on their content, such proposals could have a material adverse effect on Crown’s after-tax income and cash flow.

Changes in accounting standards, taxation requirements and other law could negatively affect Crown’s financial results.

New accounting standards or pronouncements that may become applicable to Crown from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on Crown’s reported results for the affected periods. Crown is also subject to income tax in the numerous jurisdictions in which Crown operates. Increases in income tax rates or other changes to tax laws could reduce Crown’s after-tax income from affected jurisdictions or otherwise affect Crown’s tax liability. In addition, Crown’s products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which it operates. Increases in indirect taxes could affect Crown’s products’ affordability and therefore reduce demand for its products.

Crown may experience significant negative effects to its business as a result of new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of certain types of beverages.

Public health officials and government officials have become increasingly concerned about the public health consequences associated with over-consumption of certain types of beverages, such as sugar beverages and including those sold by certain of Crown’s significant customers. Possible new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of these beverages may significantly reduce demand for the beverages of Crown’s customers, which could in turn affect demand of Crown’s customers for Crown’s products. For example, members of the U.S. Congress recently raised the possibility of a federal tax on the sale of certain beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters. Some state governments are also considering similar taxes. If enacted, such taxes could materially adversely affect Crown’s business and financial results.

The loss of Crown’s intellectual property rights may negatively impact its ability to compete.

If Crown is unable to maintain the proprietary nature of its technologies, its competitors may use its technologies to compete with it. Crown has a number of patents covering various aspects of its products, including its SuperEnd® beverage can end, whose primary patent expires in 2016, Easylift™ full aperture steel food can ends, PeelSeam™ flexible lidding and Ideal™ product line. Crown’s patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon Crown’s patents. Moreover, the costs of litigation to defend Crown’s patents could be substantial and may outweigh the benefits of enforcing its rights under its patents. Crown markets its products internationally and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of Crown’s domestic patents have been registered in other countries. Crown also relies on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to Crown’s unpatented technology. In addition, Crown has from time to time received letters from third parties suggesting that it may be infringing on their intellectual property rights, and third parties may bring infringement suits against Crown, which could result in Crown needing to seek licenses from these third parties or refraining altogether from use of the claimed technology.

Demand for Crown’s products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

Crown manufactures and sells packaging primarily for the food and beverage can market. As a result, many of Crown’s products come into direct contact with food and beverages. Accordingly, our products must comply with various laws and regulations for food and beverages applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Such changes to our products could include modifications to the coatings and compounds that Crown uses, possibly resulting in the incurrence by us of additional costs. Additionally, because many of our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health-related concerns and perceptions.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of Crown as of September 30, 2012, on an actual basis and the consolidated cash and cash equivalents and capitalization of Crown as of September 30, 2012 as adjusted to give adjusted effect to the offering of the new senior notes and the application of the net proceeds therefrom. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and Crown’s audited consolidated financial statements and the related notes.

	(dollars in millions)
	September 30, 2012
	Actual	As Adjusted
Cash and cash equivalents(1)(2)	$240	$305

Debt:
Senior secured credit facilities:
Revolving credit facilities due 2015	421	421
Receivables securitization facilities	230	230
Term loan facilities
U.S. dollar at LIBOR plus 1.75% due 2016	550	550
Euro (€274 at June 30, 2012) at EURIBOR plus 1.75% due 2016	352	352
U.S. dollar 7 5/8% Senior notes due 2017(2)	400	—
Euro (€500 at June 30, 2012) 7 1/8% Senior notes due 2018	642	642
U.S. dollar 6 1/4% Senior notes due 2021	700	700
U.S. dollar % Senior notes due 2023(3)	—	500
U.S. dollar 7 3/8% Senior notes due 2026	350	350
U.S. dollar 7 1/2% Senior notes due 2096	64	64
Capital lease obligations and other secured debt	7	7
Other unsecured indebtedness	281	281

Total debt	3,997	4,097
Noncontrolling interests	252	252
Crown Holdings shareholders’ deficit(4)	(25)	(43)

Total capitalization	$4,224	$4,306

(1)	As adjusted cash and cash equivalents increase by $65 million, reflecting an increase of $100 million from the issuance of the new senior notes, offset by $25 million of redemption premiums paid to retire Crown Americas’ and Crown Americas Capital Corp. II’s outstanding $400 million senior notes due 2017 and $10 million of fees and expenses paid in connection with the issuance of the new senior notes. See “Description of Certain Indebtedness.”
(2)	The net proceeds from the offering of the new senior notes will be used (i) to redeem all of Crown Americas’ and Crown Americas Capital Corp. II’s outstanding $400 million senior notes due 2017 and to pay redemption premiums associated therewith, (ii) for general corporate purposes, including the temporary repayment of amounts outstanding under Crown’s senior secured revolving credit facilities, and (iii) for payment of related fees and expenses. See “Description of Certain Indebtedness.”
(3)	Consists of $500 million aggregate principal amount of new senior notes and does not give effect to original issue discount, if any.
(4)	As adjusted shareholders’ deficit has increased by $18 million to reflect $25 million in premiums paid to retire the $400 million of outstanding senior notes due 2017 and the write-off of $5 million of unamortized debt issuance cost on the senior notes due 2017 net of $12 million of related tax benefits.

Critical Accounting Policies

Crown’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting the reported results of operations and financial position of Crown. Crown’s significant accounting policies are more fully described under Note A to Crown’s audited consolidated financial statements. Certain accounting policies, however, are considered to be critical in that (i) they are most important to the depiction of Crown’s financial condition and results of operations and (ii) their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

Asbestos Liabilities. Crown’s potential liability for asbestos cases is highly uncertain due to the difficulty of forecasting many factors, including the level of future claims, the rate of receipt of claims, the jurisdiction in which claims are filed, the nature of future claims (including the seriousness of alleged disease, whether claimants allege first exposure to asbestos before or during 1964 and the alleged link to Crown Cork), the terms of settlements of other defendants with asbestos-related liabilities, the bankruptcy filings of other defendants (which may result in additional claims and higher settlement demands for non-bankrupt defendants), potential liabilities for claims filed after Crown’s ten-year projection period and the effect of state asbestos legislation (including the validity and applicability of the Pennsylvania legislation to non-Pennsylvania jurisdictions, where the substantial majority of Crown’s asbestos cases are filed). See Note K to Crown’s audited consolidated financial statements for additional information regarding the provision for asbestos-related costs.

At the end of each quarter, Crown considers whether there have been any material developments that would cause it to update its asbestos accrual calculations. Absent any significant developments in the asbestos litigation environment in general or with respect to Crown specifically, Crown updates its accrual calculations in the fourth quarter of each year. Crown’s asbestos accrual is an estimate of the amounts expected to be paid over the next ten years including outstanding claims, projected future claims and legal costs. Outstanding claims used in the accrual calculation are adjusted for factors such as claims filed in those states where Crown’s liability is limited by statute and claims alleging first exposure to asbestos after 1964 which are assumed to have no value and claims that have been outstanding for a significant length of time which are assumed to have a nominal value. Projected future claims are calculated based on actual data for the most recent five years. Outstanding and projected claims are multiplied by the average settlement cost of those claims for the most recent five years.

The five year average settlement cost per claim was $8,200, $7,500 and $6,600 for 2011, 2010 and 2009, respectively. The average settlement cost per claim increased due to a higher percentage of claims in Crown Cork’s settlement pool for claims alleging serious disease (primarily mesothelioma and other malignancies) during the most recent five-year period. Of the approximately 50,000 claims outstanding at the end of 2011, 2010 and 2009 approximately 18%, 18% and 16% respectively, relate to claims alleging serious diseases. Of the approximately 15,000 claims related to claimants alleging first exposure to asbestos before or during 1964 that were filed in states that have not enacted asbestos legislation and were outstanding at the end of 2011, 2010 and 2009 approximately 33%, 31% and 29% respectively, relate to claims alleging serious diseases. As claims are not submitted or settled evenly throughout the year, it is difficult to predict at any time during the year whether the number of claims or average settlement cost over the five year period ending December 31 of such year will increase compared to the prior five year period.

Because Crown’s asbestos liability is an estimate of the amounts expected to be paid over the next ten years, Crown expects to record a charge each year to account for projected claims in the new tenth year. In 2011, Crown recorded a charge of $28 primarily due to the impact of including an additional year of settlement and legal costs in its projection period and the impact of valuing outstanding and projected claims at higher average settlement amounts. In 2010, Crown recorded a charge of $46 million including $15 million to increase its accrual for asbestos-related costs in Texas as described in Note K to Crown’s audited consolidated financial statements. In 2009, Crown recorded a charge of $55 million.

During 2011, 2010 and 2009, Crown made asbestos-related payments of $28 million, $27 million and $26 million, respectively. If the recent trend of settling a higher percentage of claims alleging serious disease (primarily mesothelioma and other malignancies) which are settled for higher amounts continues, average settlement costs per claim are likely to increase and, if not offset by a reduction in overall claims and settlements, Crown may record additional charges in the future. A 10% change in either the average cost per claim or the number of projected claims would increase or decrease the estimated liability at December 31, 2011 by $25 million for the following ten-year period. A 10% increase or decrease in these two factors at the same time would increase or decrease the estimated liability at December 31, 2011 by $52 million and $47 million, respectively, for the following ten-year period.

Goodwill Impairment. Crown performs a goodwill impairment review in the fourth quarter of each year or when facts and circumstances indicate goodwill may be impaired. In 2011, Crown early adopted the accounting guidance which provides the option of first performing a qualitative assessment on none, some, or all of Crown’s reporting units to determine whether further quantitative impairment testing is necessary. A company may also bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative impairment test. Crown completed its annual review and determined that no adjustments to the carrying value of goodwill were necessary. Although no goodwill impairment was recorded, there can be no assurances that future goodwill impairments will not occur.

The quantitative impairment test involves a number of assumptions and judgments, including the calculation of fair value for Crown’s identified reporting units. Crown determines the estimated fair value for each reporting unit based on the average of the estimated fair values calculated using market values for comparable businesses and discounted cash flow projections. Crown uses an average of the two methods in estimating fair value because it believes they provide an equal probability of yielding an appropriate fair value for the reporting unit. Crown’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Under the first method of calculating estimated fair value, Crown obtains publicly available trading multiples based on the enterprise value of companies in the packaging industry whose shares are publicly traded. Crown also reviews available information regarding the multiples used in recent transactions, if any, involving transfers of controlling interests in the packaging industry. The appropriate multiple is applied to the forecasted Adjusted EBITDA (a non-GAAP item defined by Crown as net customer sales, less cost of products sold excluding depreciation and amortization, less selling and administrative expenses) of the reporting unit to obtain an estimated fair value. Under the second method, fair value is calculated as the sum of the projected discounted cash flows of the reporting unit over the next five years and the terminal value at the end of those five years. The projected cash flows generally include no growth assumption unless there has recently been a material change in the business or a material change is forecasted. The discount rate used is based on the average weighted-average cost of capital of companies in the packaging industry, which information is available through various sources.

The terminal value at the end of the five years is the product of the forecasted Adjusted EBITDA at the end of the five year period and the trading multiple. Crown used an EBITDA multiple of 7.0 times and a discount rate of 7.4% in its 2011 review. The assumed EBITDA multiple was consistent with the 7.0 times used in 2010. The discount rate in 2011 decreased from the 8.5% used in 2010 due to a decrease in the weighted average cost of capital of companies in the packaging industry. Based upon Crown’s qualitative and quantitative assessment including consideration of the sensitivity of the assumptions made and methods used to determine fair value, industry trends and other relevant factors, Crown did not have any reporting unit at the end of 2011 whose fair value did not materially exceed its carrying value except for its European Aerosols reporting unit.

As of December 31, 2011, the estimated fair value of the European Aerosols reporting unit was 35% higher than its carrying value, and the reporting unit had $145 million of goodwill. The fair value of the European Aerosols reporting unit was estimated using the methods and assumptions described above. The maximum potential effect of weighting the two methods other than equally would have been to increase or decrease the estimated fair value at December 31, 2011 by $5 million. Assuming all other factors remain the same, a $1 million change in forecasted annual Adjusted EBITDA changes the excess of estimated fair value over carrying value by $7 million; a change of 0.5 in the assumed EBITDA multiple changes the excess of estimated fair value over carrying value by $14 million; and an increase in the discount rate from 7.4% to 8.4% changes the excess of estimated fair value over carrying value by $4 million. The estimated fair value of the reporting unit as determined using projected discounted cash flows assumed that current year results were held constant.

In the fourth quarter of 2011, Crown initiated a restructuring action to improve profitability in its European Aerosols reporting unit by consolidating operations through reducing headcount and capacity. During the first nine months of 2012, results of operations in the European Aerosols reporting unit were impacted by the economic downturn in Europe. Based on current projections, Crown continues to believe that the estimated fair value of its European Aerosols reporting unit exceeds its carrying value. If Crown determines that goodwill is impaired, it is possible that an impairment charge of up to $149 million could be recorded.

Long-lived Assets Impairment. Crown performs an impairment review of its long-lived assets, primarily property, plant and equipment, when facts and circumstances indicate the carrying value may not be recoverable from its undiscounted cash flows. Any impairment loss is measured by comparing the carrying amount of the asset to its fair value. Crown’s estimates of future cash flows involve assumptions concerning future operating performance, economic conditions and technological changes that may affect the future useful lives of the assets. These estimates may differ from actual cash flows or useful lives.

Tax Valuation Allowance. Crown records a valuation allowance to reduce its deferred tax assets when it is more likely than not that a portion of the tax assets will not be realized. The estimate of the amount that will not be realized requires the use of assumptions concerning Crown’s future taxable income. These estimates are projected through the life of the related deferred tax assets based on assumptions that management believes are reasonable. Crown considers all sources of taxable income in estimating its valuation allowances, including taxable income in any available carry back period; the reversal of taxable temporary differences; tax-planning strategies; and taxable income expected to be generated in the future other than reversing temporary differences. Should Crown change its estimate of the amount of its deferred tax assets that it would be able to realize, an adjustment to the valuation allowance would result in an increase or decrease in tax expense in the period such a change in estimate was made. See Note W to Crown’s audited consolidated financial statements for additional information on Crown’s valuation allowances.

Unrecognized Tax Positions. Crown recognizes the impact of a tax position if, in Crown’s opinion, it is more likely than not that the position will be sustained on audit, based on the technical merits of that position. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether the impact should be recognized, and the measurement of the impact, can require significant judgment and Crown’s estimate may differ from actual settlement amounts. See Note W to Crown’s audited consolidated financial statements for additional information on Crown’s tax positions.

Pension and Postretirement Benefits. Accounting for pensions and postretirement benefit plans requires the use of estimates and assumptions regarding numerous factors, including discount rates, rates of return on plan assets, compensation increases, health care cost increases, mortality and employee turnover. Actual results may differ from Crown’s actuarial assumptions, which may have an impact on the amount of reported expense or liability for pensions or postretirement benefits. Crown recorded pension expense of $97 million in 2011.

The rate of return assumptions are reviewed at each measurement date based on the pension plans’ investment policies, current asset allocations and an analysis of the historical returns of the capital markets.

The U.S. plan’s assumed rate of return was 8.75% in 2011 and is 8.0% in 2012. The U.K. plan’s assumed rate of return was 7.0% in 2011 and is 6.25% in 2012. The assumed rate of return for 2012 was calculated on a similar basis to 2011 as described in Note V to Crown’s audited consolidated financial statements.

A 0.25% change in the expected rates of return would change 2012 pension expense by approximately $10 million.

Discount rates were selected using a method that matches projected payouts from the plans with zero-coupon AA bond yield curves in the respective currencies. The yield curves were constructed from the underlying bond price and yield data collected as of the plans’ measurement date and are represented by a series of annualized, individual discount rates with durations ranging from six months to thirty years. Each discount rate in the curve was derived from an equal weighting of the AA bond universe, apportioned into distinct maturity groups. These individual discount rates were then converted into a single equivalent discount rate. To assure that the resulting rates can be achieved by the plan, only bonds with sufficient capacity that satisfy certain criteria and are expected to remain available through the period of maturity of the plan benefits were used to develop the discount rate. A 0.25% change in the discount rates from those used at December 31, 2011 would change 2012 pension expense by approximately $4 million and postretirement expense by approximately $1 million. A 0.25% change in the discount rates from those used at December 31, 2011 would have changed the pension benefit obligation by approximately $138 million and the postretirement benefit obligation by $8 million as of December 31, 2011. See Note V to Crown’s audited consolidated financial statements for additional information on pension and postretirement benefit obligations and assumptions.

As of December 31, 2011, Crown had pre-tax unrecognized net losses in other comprehensive income of $2,382 million related to its pension plans and $157 million related to its other postretirement benefit plans. Unrecognized gains and losses arise each year primarily due to changes in discount rates, differences in actual plan asset returns compared to expected returns, and changes in actuarial assumptions such as mortality. For example, the unrecognized net loss in Crown’s pension plans included a current year loss of $13 million due to actual asset returns lower than expected returns and a loss of $345 million primarily due to lower discount rates at the end of 2011 compared to 2010. Unrecognized gains and losses are accumulated in other comprehensive income and the portion in each plan that exceeds 10% of the greater of that plan’s assets or projected benefit obligation is amortized to income over future periods. Crown’s pension expense for the year ended December 31, 2011 included charges of $97 million for the amortization of unrecognized net losses, and Crown estimates charges of $112 million in 2012. The unrecognized net losses in the pension plans as of December 31, 2011 include $1,105 million in the U.K. defined benefit plans, $1,051 million in the U.S defined benefit plans and $226 million in the Canadian defined benefit plans. Amortizable losses in the U.K. plan are being recognized over 22 years, representing the average expected life of inactive employees as over 90% of the plan participants are inactive and the fund is closed to new participants. Amortizable losses in the U.S. plan are being recognized over the average remaining service life of active participants of 16 years. Amortizable losses in the Canadian plans are being recognized over the average remaining service life of active participants of 11 years. An increase of 10% in the number of years used to amortize unrecognized losses in each plan would decrease estimated charges for 2011 by $9 million. A decrease of 10% in the number of years would increase the estimated charge for 2011 by $11 million.

Unrecognized net losses of $157 million in Crown’s other postretirement benefit plans as of December 31, 2011, primarily include $131 million in the U.S. plans, with the amortizable portion being recognized over the average remaining service life of active participants of 9 years. Crown’s other postretirement benefits expense for the year ended December 31, 2011 included charges of $13 million for the amortization of unrecognized net losses, and Crown estimates charges of $15 million in 2012. An increase of 10% in the number of years used to amortize the unrecognized losses in each plan would decrease the estimated charge for 2012 by $1 million. A decrease of 10% in the number of years would increase the estimated charge for 2012 by $2 million.

Stock-Based Compensation. Calculation of the estimated fair value of stock option awards requires the use of assumptions regarding a number of complex and subjective variables, including the expected term of the options, the annual risk-free interest rate over the options’ expected term, the expected annual dividend yield on the underlying stock over the options’ expected term, and the expected stock price volatility over the options’ expected term. Crown generally bases its assumptions of option term and expected price volatility on historical data, but also considers other factors, such as vesting or expiration provisions in new awards that are inconsistent with past awards that would make the historical data unreliable as a basis for future assumptions. Estimates of the fair value of stock options are not intended to predict actual future events or the value ultimately realized by employees who receive stock option awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by Crown. See Note A and Note P to Crown’s audited consolidated financial statements for additional disclosure of Crown’s assumptions related to stock-based compensation.

Recent Accounting Guidance

In January 2012, Crown adopted changes issued by the FASB to the presentation of comprehensive income. These changes give companies the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The changes eliminated the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. Other than presentation, these changes had no impact on Crown’s consolidated financial statements.

In January 2012, Crown adopted changes issued by the FASB to conform existing guidance regarding fair value measurement and disclosure between GAAP and International Financial Reporting Standards. The FASB’s changes clarify many of the existing concepts for measuring fair value and do not result in a change in Crown’s application of the FASB’s fair value measurement guidance. These changes include enhanced disclosures about recurring Level 3 fair value measurements which did not impact Crown’s financial statements. These changes also require additional disclosures for items that are not measured at fair value in the balance sheet but for which the fair value is required to be disclosed.

CROWN’S BUSINESS

General

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the U.S. and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At September 30, 2012, Crown operated 136 plants along with sales and service facilities throughout 41 countries and had approximately 21,500 employees. Consolidated net sales for Crown in 2011 and the nine months ended September 30, 2012 were $8.6 billion and $6.4 billion, respectively, with 73% of 2011 net sales and 73% of net sales for the nine months ended September 30, 2012 derived from operations outside the U.S.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

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Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 136 plants located throughout the world as of September 30, 2012. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

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Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, SC Johnson and Unilever, among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

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Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

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Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

•	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

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Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

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Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may also consider possible acquisitions to grow its business (within developed or developing markets).

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Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs; enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contacts.

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Maximize cash flow generation. Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used free cash flow to invest in emerging markets and repurchase Crown common stock and Crown may in the future use free cash flow to complete acquisitions or to fund regular dividend payments on Crown common stock.

•	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

•	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

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Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Divisions and Operating Segments

Crown’s business is organized geographically within three divisions, Americas, European and Asia-Pacific. Within the Americas and European Divisions, Crown is generally organized along product lines. Crown’s reportable segments within the Americas Division are Americas Beverage and North America Food. Crown’s reportable segments within the European Division are European Beverage, European Food and European Specialty Packaging. Americas Beverage includes beverage can operations in the U.S., Brazil, Canada, Colombia and Mexico. North America Food includes food can and metal vacuum closure operations in the U.S. and Canada. European Beverage includes beverage can operations in Europe, the Middle East and North Africa. European Food includes food can and metal vacuum closure operations in Europe and Africa. European Specialty Packaging includes specialty packaging operations in Europe. No operating segments within the Asia-Pacific Division are reportable segments.

Financial information concerning Crown’s operating segments, and within selected geographic areas, is set forth within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and under Note X to Crown’s audited consolidated financial statements.

Americas Division

The Americas Division includes operations in the U.S., Brazil, Canada, the Caribbean, Colombia and Mexico. These operations manufacture beverage, food and aerosol cans and ends, specialty packaging and metal vacuum closures and caps. At December 31, 2011, the division operated 46 plants in 8 countries and had approximately 5,600 employees. In 2011, the Americas Division had net sales of approximately $3.4 billion. Approximately 67% of the division’s 2011 net sales were derived from within the United States. For the nine month period ended September 30, 2012, the Americas Division has net sales of $2,552 million. Approximately 68% of the net sales were derived from within the United States for the nine month period ended September 30, 2012. Within the Americas Division, Crown has determined that there are two reportable segments: Americas Beverage and North America Food. North America Aerosol and food can operations in the Caribbean are not included as reportable segments.

Americas Beverage. The Americas Beverage segment manufactures aluminum beverage cans and ends and steel crowns, commonly referred to as “bottle caps.” Americas Beverage had net sales in 2011 of $2.3 billion (26.3% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $302 million. Americas Beverage had net sales in the first nine months of 2012 of $1.7 billion (26.4% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $229 million.

North America Food. The North America Food segment manufactures steel and aluminum food cans and ends and metal vacuum closures. North America Food had net sales in 2011 of $889 million (10.3% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $146 million. North America Food had net sales in the first nine months of 2012 of $672 million (10.4% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $117 million.

European Division

The European Division includes operations in Eastern and Western Europe, the Middle East and North Africa. These operations manufacture beverage, food and aerosol cans and ends, specialty packaging, metal vacuum closures and caps, and canmaking equipment. At December 31, 2011, the division operated 73 plants in 27 countries and had approximately 11,800 employees. Net sales in 2011 were approximately $4.4 billion. Net sales in the United Kingdom of $826 million and in France of $675 million represented 18.9% and 15.4% of division net sales in 2011. Net sales in the first nine months of 2012 were $3,095 million. Net sales in the United Kingdom of $550 million and in France of $433 million each represented 17.8% and 14.0%, respectively, of division net sales in the first nine months of 2012.

Within the European Division, Crown has determined that there are three reportable segments: European Beverage, European Food and European Specialty Packaging. European Aerosol and Crown’s canmaking equipment operations are not included as a reportable segment.

European Beverage. The European Beverage segment manufactures steel and aluminum beverage cans and ends. European Beverage had net sales in 2011 of $1.7 billion (19.3% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $210 million. European Beverage had net sales in the first nine months of 2012 of $1.3 billion (20.0% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $174 million.

European Food. The European Food segment manufactures steel and aluminum food cans and ends, and metal vacuum closures. European Food had net sales in 2011 of $2.0 billion (23.1% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $239 million. European Food had net sales in the first nine months of 2012 of $1.4 billion (21.5% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $151 million.

European Specialty Packaging. The European Specialty Packaging segment manufactures a wide variety of specialty containers, with numerous lid and closure variations. In the consumer market,

Crown manufactures a wide variety of steel containers for cookies and cakes, tea and coffee, confectionery, giftware, personal care, tobacco, wine and spirits, as well as non-processed food products. In the industrial market, Crown manufactures steel containers for paints, inks, chemical, automotive and household products.

European Specialty Packaging had net sales in 2011 of $434 million (5.0% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $30 million. European Specialty Packaging had net sales in the first nine months of 2012 of $289 million (4.5% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $20 million.

Asia-Pacific Division

The Asia-Pacific Division includes an aerosol can business in Thailand, beverage can businesses in Cambodia, China, Malaysia, Singapore, Thailand and Vietnam and a food can and closures business in Thailand. At December 31, 2011, the division operated 15 plants in 6 countries and had approximately 2,900 employees. Net sales in 2011 were $862 million (10% of consolidated net sales) and beverage can and end sales were 82.5% of division sales. Net sales in the first nine months of 2012 were $720 million (11.2% of consolidated net sales) and beverage can and end sales were 84.0% of division sales. No operating segments within the Asia-Pacific division are included as reportable segments.

Products

Beverage Cans

Crown supplies beverage cans and ends and other packaging products to a variety of beverage and beer companies, including Anheuser-Busch InBev, Carlsberg, Coca-Cola, Cott Beverages, Dr Pepper Snapple Group, Heineken, National Beverage and Pepsi-Cola, among others. Crown’s beverage can business is built around local, regional and global markets, which has served to develop Crown’s understanding of global consumer expectations.

The beverage market is dynamic and highly competitive, with each packaging manufacturer working together with its customers to satisfy consumers’ ever-changing needs. Crown competes by offering its customers broad market knowledge, resources at all levels of its worldwide organization and extensive research and development capabilities that have enabled Crown to provide its customers with innovative products. Crown meets its customers’ beverage packaging needs with an array of two-piece beverage cans and ends and metal bottle caps. Innovations include the SuperEnd® beverage can end and shaped beverage cans. Crown expects to continue to add capacity in many of the growth markets around the world.

Beverage can manufacturing is capital intensive, requiring significant investment in tools and machinery. Crown seeks to effectively manage its invested capital and is continuing its efforts to reduce can and end diameter, lighten its cans, reduce non-metal costs and restructure production processes.

Food Cans and Closures

Crown manufactures a variety of food cans and ends, including two-and three-piece cans in numerous shapes and sizes, and sells food cans to food marketers such as Bonduelle, Cecab, ConAgra, Continentale, Mars, Simmons Foods, Nestlé, Premier Foods and Stockmeyer, among others. Crown offers a wide variety of metal vacuum closures and sealing equipment solutions to leading marketers such as Abbot Laboratories, Danone, H. J. Heinz, Kraft, Nestlé, Premier Foods and Unilever, among others, from a network of metal vacuum closure plants around the world. Crown supplies total packaging solutions, including metal and composite closures, capping systems and services while working closely with customers, retailers and glass and plastic container manufacturers to develop innovative closure solutions and meet customer requirements.

Technologies used to produce food cans include three-piece welded, two-piece drawn and wall-ironed and two-piece drawn and redrawn. Crown also offers its LIFTOFF™ series of food ends, including its Easylift™ full aperture steel food can ends, and PeelSeam™, a flexible aluminum foil laminated end. Crown offers expertise in closure design and decoration, ranging from quality printing of the closure in up to nine colors, to inside-the-cap printing, which offers customers new promotional possibilities, to better product protection through Ideal Closures™, Orbit™ and Superplus™. Crown’s commitment to innovation has led to developments in packaging materials, surface finishes, can shaping, lithography, filling, retorting, sealing and opening techniques and environmental performance.

Crown manufactures easy open, vacuum and conventional ends for a variety of heat-processed and dry food products including fruits and vegetables, meat and seafood, soups, ready-made meals, infant formula, coffee and pet food.

Aerosol Cans

Crown’s customers for aerosol cans and ends include manufacturers of personal care, food, household and industrial products, including Colgate Palmolive, Procter & Gamble, SC Johnson and Unilever, among others. The aerosol can business is highly competitive. Crown competes by offering its customers a broad range of products including multiple sizes, multiple color schemes and shaped packaging.

Specialty Packaging

Crown’s specialty packaging business is located primarily in Europe and serves many major European and multinational companies. Crown produces a wide variety of specialty containers with numerous lid and closure variations. Crown’s specialty packaging customers include Abbott Laboratories, Akzo Nobel, Danone, Kraft, Mars, Nestlé, PPG, Teisseire and United Biscuits, among others.

Sales and Distribution

Global marketers qualify suppliers on the basis of their ability to provide global service, innovative designs and technologies in a cost-effective manner.

With its global reach, Crown markets and sells products to customers through its own sales and marketing staff located within each operating segment. Regional sales personnel support the segments’ staffs. In some instances, contracts with customers are centrally negotiated, but products are ordered through and distributed directly by Crown’s local facilities. Crown’s facilities are generally located in proximity to their respective major customers. Crown works closely with customers in order to develop new business and to extend the terms of its existing contracts.

Many customers provide Crown with quarterly or annual estimates of product requirements along with related quantities pursuant to which periodic commitments are given. Such estimates assist Crown in managing production and controlling use of working capital. Crown schedules its production to meet customer requirements. Because the production time for Crown’s products is short, any backlog of customer orders in relation to overall sales is not significant.

Seasonality

The food packaging business is somewhat seasonal with the first quarter tending to be the slowest period as the autumn packing period in the Northern Hemisphere has ended and new crops are not yet planted. The industry generally enters its busiest period in the third quarter when the majority of fruits and vegetables are harvested. Due to this seasonality, inventory levels increase in the first half of the year to meet peak demand in the second and third quarters. Weather represents a substantial uncertainty in the yield of food products and is a major factor in determining the demand for food cans in any given year.

Crown’s beverage packaging business is predominately located in the Northern Hemisphere. Generally, beverage products are consumed in greater amounts during the warmer months of the year and sales and earnings have generally been higher in the second and third quarters of the calendar year.

Crown’s other businesses primarily include aerosol and specialty packaging and canmaking equipment, which tend not to be as significantly affected by seasonal variations.

Competition

Most of Crown’s products are sold in highly competitive markets, primarily based on price, quality, service and performance. Crown competes with other packaging manufacturers as well as with fillers, food processors and packers, some of whom manufacture containers for their own use and for sale to others. Crown’s competitors include, but are not limited to, Ardagh Group, Ball Corporation, BWAY Corporation, Can-Pack S.A., Metal Container Corporation, Mivisa Envases S.A.U., Rexam PLC and Silgan Holdings Inc.

Customers

Crown’s largest customers consist of many of the leading manufacturers and marketers of packaged consumer products in the world. Consolidation trends among beverage and food marketers have led to a concentrated customer base. Crown’s top ten global customers represented in the aggregate approximately 28% of its 2011 net sales. In each of the years in the period 2009 through 2011, no one customer of Crown accounted for more than ten percent of Crown’s net sales. Each operating segment of Crown has major customers and the loss of one or more of these major customers could have a material adverse effect on an individual segment or Crown as a whole. Major customers include those listed above under the Products discussion. In addition to sales to Coca-Cola and Pepsi-Cola, Crown also supplies independent licensees of Coca-Cola and Pepsi-Cola.

Research and Development

Crown’s principal Research, Development & Engineering (RD&E) Centers are located in Alsip, Illinois and Wantage, England. Crown utilizes its centralized RD&E capabilities to advance and deliver technologies for Crown’s worldwide packaging activities that (1) promote development of value-added metal packaging systems for its customers, (2) design cost-efficient manufacturing processes, systems and materials that further the sustainability of metal packaging, (3) provide continuous quality and/or production efficiency improvements in its manufacturing facilities, (4) advance customer and vendor relationships, and (5) provide value-added engineering services and technical support. These capabilities facilitate (1) the identification of new and/or expanded market opportunities by working directly with customers to develop new products or enhance existing products through the application of new technologies that better differentiate products in the retail environment (for example, the creation of new packaging shapes or novel decoration methods) and/or the incorporation of consumer-valued features (for example, improved openability or ease of use) and (2) the reduction of manufacturing costs by reducing the material content of Crown’s products (while retaining necessary performance characteristics), reducing spoilage, and/or increasing operating efficiencies.

Recent innovations include:

•	the new Orbit™ closure, an easy-open, all-metal vacuum closure for glass jars. This development provides convenience for consumers seeking easier-to-open packaging.

Visually the Orbit™ closure is similar to a standard twist-off closure; however Crown’s proprietary design makes it easier to open. To open the jar, the user twists the ring in the same way as opening a standard twist-off closure. The Orbit™ ring pushes the top panel away from the jar and acts as a tool to break the vacuum seal, thus requiring significantly less opening force compared to standard metal closures. Moreover, the Orbit™ is straightforward for fillers to implement, as it utilizes the existing glass jar finish and can be applied with existing capping machinery. The new Orbit™ closure was initially launched in Europe and is expected to be expanded into additional geographies (including the U.S. and Canada) and broadened to include a range of diameters.

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enhancements to Crown’s proprietary SuperEnd® beverage can end, which requires significantly less metal than traditional beverage ends without any reduction in strength, including new designs targeted to European, Middle Eastern, and South African markets. The SuperEnd® beverage end also offers improved consumer experience through enhanced pourability, drinkability, ease-of-opening and appearance over traditional ends. This technology is now commercially available through Crown’s operations and through licensees to beverage customers on six continents—North and South America, Europe, Africa, Asia, and Australia. Crown and its licensees have produced more than 350 billion SuperEnd® beverage can ends, saving more than 86,000 metric tons of aluminum, over 1,400 metric tons of coatings, and more than 700,000 metric tons of greenhouse gases (equivalent to the annual emissions from nearly 130,000 automobiles) compared to conventional beverage can ends.

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continued expansion of commercial offerings of Crown’s award-winning Easylift™ food ends, a new end providing improved tab access and openability for consumers. New offerings include new diameters such as a 65mm design and a 73mm Stepped-Countersink design interchangeable in customers’ filling plants with NEO (Non-Easy-Open) food ends. With increasing demand for Easylift™ food ends in both Europe and the Americas, Crown intends to further expand manufacturing capacity in 2012.

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continued development of innovative metal packaging solutions for Crown’s Specialty Packaging customers, including the new proprietary HoloCrown™ technology, allowing images to be stamped directly onto metal, a first for metal packaging. Crown has also been successful designing and launching a new lid for paints which opens and re-closes easily without tooling. Crown also worked with Wizards of the Coast (a Hasbro company) to co-design a two-piece playing card for its “Dual Masters” brand in Japan. The concept was unique and became popular with Dual Master gamers. Another innovative example is the IBC year-end holiday package for cookies that Crown designed with IBC, decorated, filled and distributed to retail distribution centers, highlighting Crown’s ability to provide complete solutions.

2011 was another successful year for Crown in terms of new product launches across its metal packaging portfolio, with its Aerosol, Closures, Food and Specialty Packaging operations honored with awards covering innovation and improved design. Notable examples included: (1) Orbit™, Crown’s revolutionary easy-to-open metal vacuum jar closure, has received recognition as an outstanding packaging innovation with significant consumer benefits and has been honored with nine awards to date. It was the winner in three categories of the UK Packaging Awards and received the coveted “Best in Metal Award”, a supreme award selected by the Metal Packaging Manufacturers Association (MPMA) from the shortlisted finalists. Orbit™ also had success winning the Gold at the Starpack Awards as well as the Canmaker Magazine awards, two German and a French packaging award; (2) Crown’s Food division was also recognized at the UK Packaging Awards, receiving a “highly commended” for their Flahavan’s Irish Steel Cut Oatmeal can in the “Best Repackaging of a Brand” category; (3) our Aerosols division was presented with two “Excellence in Quality” awards by the International Metal Decorators Association (IMDA) in recognition of its printing capabilities on limited edition, collectable WD-40 cans honoring the American military forces; and once again (4) Crown’s Specialty Packaging Business gained recognition for its innovations with a number of awards in 2011, including a Starpack Gold Award for the Grant Glenfiddich Copper Still Tin Set and a Starpack Bronze Award and Canmaker Gold Award for the

Marks & Spencer Jam Cream Sandwich Tin. The Canmaker Magazine also recognized the Royal Wedding embossed cake tin, commissioned by HRH The Prince of Wales. Finally, Crown believes that the awards received highlight that its products provide brands with differentiation in a crowded market, together with high quality design values and convenience for consumers.

Crown has a substantial portfolio of patents and other intellectual property (IP) in the field of metal packaging systems and is seeking strategic partnerships to extend its IP in existing and emerging markets. As a result, Crown has licensed IP in geographic regions where Crown has a limited market presence today. Existing technologies such as SuperEnd® beverage ends and can shaping have been licensed in Australia, Japan, and Africa to provide customers with more global access to Crown’s brand building innovations.

Crown spent $43 million in 2011 and $42 million in both 2010 and 2009 in its centralized RD&E activities. Certain of these activities are expected to improve and expand Crown’s product lines in the future.

These expenditures include methods developed within Crown’s RD&E facilities to improve manufacturing efficiencies, reduce unit costs, and develop new and/or improved value-added packaging systems. However, these expenditures do not include related product and process developments occurring within Crown’s decentralized business units.

Materials and Suppliers

Crown uses various raw materials, primarily aluminum and steel, in its manufacturing operations. In general, these raw materials are purchased in highly competitive, price-sensitive markets which have historically exhibited price and demand cyclicality. These and other materials used in the manufacturing process have historically been available in adequate supply from multiple sources.

Generally, Crown’s principal raw materials are obtained from the major suppliers in the countries in which it operates plants. Some plants in less developed countries, which do not have local mills, obtain raw materials from nearby, more developed countries. Crown has agreements for what it considers adequate supplies of raw materials. However, sufficient quantities may not be available in the future due to, among other things, shortages due to excessive demand, weather or other factors, including disruptions in supply caused by raw material transportation or production delays. From time to time, some of the raw materials have been in short supply, but to date, these shortages have not had a significant impact on Crown’s operations.

In 2011, consumption of steel and aluminum represented approximately 28% and 37%, respectively, of consolidated cost of products sold, excluding depreciation and amortization. Due to the significance of these raw materials to overall cost of products sold, raw material efficiency is a critical cost component of the products manufactured. Supplier consolidations, changes in ownership, government regulations, political unrest and increased demand for raw materials in the packaging and other industries, among other risk factors, provide uncertainty as to the availability of and the level of prices at which Crown might be able to source such raw materials in the future. Moreover, the prices of aluminum and steel have been subject to volatility during 2011. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically six months to one year in duration with fixed prices or set repricing dates, and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs.

For 2011, the weighted average market price for steel used in packaging increased approximately 20%, when compared to the weighted average market price in 2010, and the average price of aluminum ingot on the London Metal Exchange increased approximately 11%. Suppliers indicate that recent shortages in raw materials combined with rising operating costs may require steel price increases for their customers. Crown generally attempts to mitigate its steel and aluminum price risk by matching its purchase obligations with its sales agreements; however, there can be no assurance that Crown will be able to fully mitigate that risk.

Crown, in agreement with customers in many cases, also uses commodity and foreign currency forwards in an attempt to manage its exposure to aluminum price volatility.

There can be no assurance that Crown will be able to fully recover from its customers the impact of aluminum and steel price increases or that the use of derivative instruments will effectively manage Crown’s exposure to price volatility. In addition, if Crown is unable to purchase steel and aluminum for a significant period of time, its operations would be disrupted and if Crown is unable to fully recover the higher cost of steel and aluminum, its financial results may be adversely affected. Crown continues to monitor this situation and the effect on its operations. As a result of continuing global supply and demand pressures, other commodity-related costs affecting Crown’s business may increase as well, including natural gas, electricity and freight-related costs. Crown intends to increase prices on its products accordingly in order to recover these costs.

In response to the volatility of raw material prices, ongoing productivity and cost reduction efforts in recent years have focused on improving raw material cost management.

Crown’s manufacturing facilities are dependent, in varying degrees, upon the availability of water and processed energy, such as natural gas and electricity. Certain of these sources may become difficult or impossible to obtain on acceptable terms due to external factors which could increase Crown’s costs or interrupt its business.

Aluminum and steel, by their very nature, can be recycled at high effectiveness and can be repeatedly reused to form new consumer packaging with minimal or no degradation in performance, quality or safety.

By recycling these metals, large amounts of energy can be saved and significant water use and carbon dioxide emissions avoided.

Sustainability and Environmental, Health and Safety Matters

Crown’s operations are subject to numerous laws and regulations governing the protection of the environment, disposal of waste, discharges into water, emissions into the atmosphere and the protection of employee health and safety. Future regulations may impose stricter environmental requirements on the packaging industry and may require additional capital investment. Anticipated future restrictions in some jurisdictions on the use of certain coatings may require Crown to employ additional control equipment or process modifications. Crown has a Corporate Sustainability Policy and a Corporate Environmental Protection Policy. Environmental awareness is a key component of sustainability. Environmental considerations are among the criteria by which Crown evaluates projects, products, processes and purchases. Crown is committed to continuous improvement in product design and manufacturing practices to provide the best outcome for the human and natural environment, both now and in the future. By reducing the per-unit amount of raw materials used in manufacturing its products, Crown can significantly reduce the amount of energy, water and other resources and associated emissions necessary to manufacture metal containers. Crown aims to continue that process of improvement in its manufacturing process to assure that consumers and the environment are best served through the use of metal packaging. Crown is also committed to providing a safe work environment for its employees through programs that emphasize safety awareness and the elimination of injuries and incidents. There can be no assurance that current or future environmental laws or remediation liabilities will not have a material effect on Crown’s financial condition, liquidity or results of operations. Discussion of Crown’s environmental matters is contained within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Environmental Matters,” and under Note L to Crown’s audited consolidated financial statements.

Working Capital

Crown generally uses cash during the first nine months of the year to finance seasonal working capital needs. Crown’s working capital requirements are funded by cash on hand, its revolving credit facility, its receivables securitization and factoring programs, and from operations.

Further information relating to Crown’s liquidity and capital resources is set forth within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Liquidity” and “Debt Refinancings” and under Note Q to Crown’s audited consolidated financial statements.

Collection and payment periods tend to be longer for some of Crown’s operations located outside the U.S. due to local business practices.

Employees

At December 31, 2011, Crown had approximately 20,700 employees. Collective bargaining agreements with varying terms and expiration dates cover approximately 12,300 employees. Crown does not expect that renegotiations of the agreements expiring in 2012 will have a material adverse effect on its results of operations, financial position or cash flow.

Properties

As of December 31, 2011, Crown operated 134 manufacturing facilities of which 27 were leased. Crown has three divisions, defined geographically, within which it manufactures and markets its products. The Americas Division has 46 operating facilities of which 11 are leased. Within the Americas Division, 32 facilities operate in the United States of which 8 are leased. The European Division has 73 operating facilities of which 14 are leased, and the Asia-Pacific Division has 15 operating facilities of which 2 are leased. Certain leases provide renewal or purchase options.

Share Repurchases

During 2011, 2010 and 2009, Crown repurchased 7,965,176, 7,959,707 and 182,574 shares of its common stock, respectively.

The share repurchases were made pursuant to an authorization from Crown’s Board of Directors to repurchase up to $600 million of Crown’s common stock through the end of 2012. As of December 31, 2011, $294 million of Crown’s outstanding common stock was able to be repurchased under this authorization. As of September 30, 2012, Crown had repurchased approximately $200 million of its common stock during 2012, including pursuant to an accelerated share repurchase agreement, and in the fourth quarter purchased an aggregate of approximately $50 million of Crown’s common stock under the $600 million authorization. In December of 2012, Crown’s Board of Directors authorized the repurchase of an aggregate amount of $800 million of Crown’s common stock through the end of 2014. This authorization supersedes the previous $600 million authorization. Share repurchases under Crown’s programs may be made in the open market or through privately negotiated transactions, and at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

European Restructuring

On December 13, 2012, Crown committed to a restructuring plan for its European operations subject to confirmation following completion of consultation processes with employee representatives. The plan, which was in response to Crown’s ongoing monitoring of manufacturing capacity, is expected to be completed in 2013 and is designed to reduce manufacturing capacity and headcount.

The total estimated charge for the plan, primarily cash costs for employee severance, is expected to range between $40 million and $50 million. The majority of the charge is expected to be recorded in the fourth quarter of 2012 with cash payments commencing in 2013.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

Set forth below is a summary of the terms of Crown’s senior secured credit facilities. You should refer to Crown’s senior secured credit facilities for all of the terms thereof, which are available upon request from Crown.

Borrowers. The borrowers under Crown’s senior secured credit facilities are Crown Americas, Crown European Holdings, CROWN Metal Packaging Canada and certain subsidiaries of Crown European Holdings approved by the administrative agent.

The Facilities. Crown’s senior secured credit facilities include senior secured revolving credit facilities that will mature on June 15, 2015 in an aggregate principal amount of up to $1.2 billion, of which up to $450 million is available to Crown Americas in U.S. dollars (the “U.S. Dollar Revolving Facility”), up to $700 million is available, subject to certain sublimits, to Crown European Holdings and the subsidiary borrowers in euro and pound sterling (the “Euro Revolving Facility”) and up to $50 million is available, subject to certain sublimits, to Crown Metal Packaging Canada in Canadian dollars (the “Canadian Revolving Facility” and together with the U.S. Dollar Revolving Facility and the Euro Revolving Facility, the “Revolving Facilities”). As of September 30, 2012, Crown had $720 million of borrowing capacity available under the Revolving Facilities, equal to the total amount of the Revolving Facilities of $1.2 billion less $421 million of borrowings and $59 million of outstanding standby letters of credit.

Crown’s senior secured credit facilities also include Crown’s senior secured term loan facilities that mature on June 9, 2016 in an aggregate principal amount of $550 million (the “U.S. Dollar Term Loan Facility”) and €274 million (the “Euro Term Loan Facility” and together with the U.S. Dollar Term Loan Facility, the “Term Loan Facilities”).

The interest rate on the Revolving Facilities can vary from LIBOR or EURIBOR plus a margin of 0.875% up to 2.00% plus a 0.25% facing fee on letters of credit.

The Term Loan Facilities bear interest at LIBOR or EURIBOR plus 1.75% and amortize on an annual basis in the amount of 5.0% of the principal amount of the Term Loan Facilities per year with the remainder being paid on the final maturity date of the Term Loan Facilities.

Guarantees. The U.S. Dollar Term Loan Facility and the U.S. Dollar Revolving Facility are guaranteed by Crown, Crown’s Canadian and UK subsidiaries and, with certain limited exceptions, each of the direct and indirect U.S. subsidiaries of Crown (existing or thereafter acquired or created) including Crown Cork (collectively, the “U.S. Credit Group”). The Euro Term Loan Facility, the Euro Revolving Facility and the Canadian Revolving Facility are guaranteed by the U.S. Credit Group, certain parent entities of Crown European Holdings and certain subsidiaries of Crown European Holdings and Crown’s Canadian and UK subsidiaries.

Security. The U.S. Dollar Term Loan Facility, the U.S. Dollar Revolving Facility, and certain hedging and cash management obligations are secured by substantially all of the assets of the U.S. Credit Group (the “U.S. Collateral”); provided that the pledge of capital stock of first-tier non-U.S. subsidiaries of the U.S. Credit Group will be limited to 65% of such capital stock. The Euro Term Loan Facility, Euro Revolving Facility and Canadian Revolving Facility are secured by the U.S. Collateral and certain assets of Crown European Holdings, the parent holding companies of Crown European Holdings and certain of Crown European Holdings’ subsidiaries.

Any liens or security interests on assets that constitute “principal property” or shares of capital stock or evidences of indebtedness for borrowed money issued by any “Restricted Subsidiary” under the indentures governing Crown’s outstanding senior notes are limited to the maximum amount that would not trigger the obligation to equally and ratably secure such outstanding notes. See “—Other Outstanding Notes—Limitations on Liens.” In addition, exceptions are provided for receivables that support receivables financings permitted by Crown’s senior secured credit facilities.

Crown’s senior secured credit facilities allow for Crown to incur indebtedness in the amount of $750 million under its existing and any future receivables or factoring facilities and to incur additional term loans in the amount of $1.0 billion. There can be no assurance that Crown will incur any such additional term loans.

Prepayments; Covenants; Events of Default. Crown’s senior secured credit facilities contain affirmative and negative covenants, financial covenants (including, without limitation, a total net leverage ratio and an interest coverage ratio), representations and warranties and events of default customary for facilities of this type. In addition, the Term Loan Facilities contain mandatory prepayment provisions customary for facilities of this type. Crown’s senior secured credit facilities also permit the borrowers to incur additional secured and unsecured debt, subject to covenant compliance and other terms and conditions.

Outstanding Senior Notes due 2017

In May 2009, Crown Americas and Crown Americas Capital Corp. II (“Crown Americas Capital II”) issued senior unsecured notes under an indenture among Crown Americas and Crown Americas Capital II, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. Crown intends to use a portion of the net proceeds from the offering of the new senior notes to redeem all of the outstanding senior notes due 2017. Set forth below is a summary of the terms of the outstanding senior notes due 2017. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.2 to Crown’s Current Report on Form 8-K filed on May 11, 2009.

Principal, Maturity and Interest

The senior notes issued by Crown Americas and Crown Americas Capital II in 2009 will mature on May 15, 2017 and accrue interest at the rate of 7.625% per year. The aggregate principal amount of the senior notes due 2017 is $400 million. Interest on each series of senior notes is payable semi-annually in arrears on each May 15 and November 15.

Ranking and Guarantees

The senior notes due 2017 are senior obligations of Crown Americas and Crown Americas Capital II, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital II.

The senior notes due 2017 are guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital II, Crown Americas Capital Corp. III (“Crown Americas Capital III”) and Crown Americas Capital IV) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The senior notes due 2017 and note guarantees are senior unsecured obligations of Crown Americas and Crown Americas Capital II and the guarantors,

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effectively ranking junior in right of payment to all existing and future secured indebtedness of Crown Americas and Crown Americas Capital II and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•

structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries which include all of Crown’s foreign subsidiaries and any U.S. subsidiaries that are neither obligors nor guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown Americas and Crown Americas Capital II and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown Americas and Crown Americas Capital II and the guarantors.

Upon the release of any note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the senior notes due 2017, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown Americas and Crown Americas Capital II may redeem some or all of the senior notes due 2017 at any time prior to May 15, 2013 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown Americas and Crown Americas Capital II may redeem some or all of the senior notes due 2017 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined under the indenture for senior notes due 2017, the holders of such notes will have the right to require Crown Americas and Crown Americas Capital II to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2017 limits, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown Americas and Crown Americas Capital II) to: incur additional debt and issue preferred stock; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown, Crown Americas or Crown Americas Capital II from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

If at any time the senior notes due 2017 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations.

Outstanding Senior Notes due 2018

On July 28, 2010, Crown European Holdings issued senior unsecured notes under an indenture among Crown European Holdings, the guarantors named therein and The Bank of New York Mellon, as trustee. Set forth below is a summary of the terms of the outstanding senior notes due 2018. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.1 to Crown’s Current Report on Form 8-K filed on July 28, 2010.

Principal, Maturity and Interest

The senior notes issued by Crown European Holdings in July 2010 will mature on August 15, 2018 and accrue interest at the rate of 7.125% per year. The aggregate principal amount of the senior notes due 2018 is €500 million. Interest on each series of senior notes is payable semi-annually in arrears on each February 15 and August 15.

Ranking and Guarantees

The senior notes due 2018 are senior obligations of Crown European Holdings, ranking senior in right of payment to all subordinated indebtedness of Crown European Holdings.

The senior notes due 2018 are guaranteed on a senior basis by (i) Crown and each of Crown’s U.S., Canadian and UK restricted subsidiaries that from time to time are obligors under or guarantee Crown’s senior secured credit facilities or that guarantee or otherwise become liable with respect to any other indebtedness of Crown, Crown European Holdings or another guarantor of the notes and (ii) each of Crown European Holdings’ restricted subsidiaries that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or another guarantor or are otherwise obligors under Crown’s senior secured credit facilities, unless the incurrence of such guarantee is prohibited by the laws of the jurisdiction of incorporation or formation of such restricted subsidiary.

The senior notes due 2018 and note guarantees are senior unsecured obligations of Crown European Holdings and the guarantors,

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ranking effectively junior in right of payment to all existing and future secured indebtedness of the issuer and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•	structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown European Holdings and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown European Holdings and the guarantors.

Upon the release of any note guarantor from each of its guarantee and other obligations which resulted in the requirement to guarantee the senior notes due 2018, unless there is existing a default or event of default under the indenture governing the senior notes due 2018, the guarantee of the senior notes due 2018 by such note guarantor will also be released.

Optional Redemption

Crown European Holdings may redeem some or all of the senior notes due 2018 at any time prior to August 15, 2014 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown European Holdings may redeem some or all of the senior notes due 2018 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date. At any time prior to August 15, 2013, Crown European Holdings may use the net proceeds of certain equity offerings of capital stock of Crown that are contributed to the common equity capital or are used to subscribe for qualified capital stock of Crown to redeem up to 35% of the principal amount of the senior notes due 2018 at a redemption price equal to 107.125% of their principal amount plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the senior notes due 2018 originally issued remain outstanding immediately after such redemption.

Change of Control

If Crown or Crown European Holdings experiences a change of control, Crown European Holdings may be required to offer to purchase the senior notes due 2018 at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2018 contains covenants that limit the ability of Crown and the ability of its restricted subsidiaries (including Crown European Holdings) to, among other things: incur additional debt; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown or the Issuer from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

If at any time the senior notes due 2018 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations

Outstanding Senior Notes due 2021

On January 31, 2011, Crown Americas and Crown Americas Capital III issued senior unsecured notes under an indenture among Crown Americas and Crown Americas Capital III, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. Set forth below is a summary of the terms of the outstanding senior notes due 2021. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.2 to Crown’s Current Report on Form 8-K filed on February 2, 2011.

Principal, Maturity and Interest

The senior notes issued by Crown Americas and Crown Americas Capital III in 2011 will mature on February 1, 2021 and accrue interest at the rate of 6.25% per year. The aggregate principal amount of the senior notes due 2021 is $700 million. Interest on each series of senior notes is payable semi-annually in arrears on each February 1 and August 1.

Ranking and Guarantees

The senior notes due 2021 are senior obligations of Crown Americas and Crown Americas Capital III, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital II.

The senior notes due 2021 are guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital II, Crown Americas Capital III and Crown Americas Capital IV) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The senior notes due 2021 and note guarantees are senior unsecured obligations of Crown Americas and Crown Americas Capital III and the guarantors,

•

effectively ranking junior in right of payment to all existing and future secured indebtedness of Crown Americas and Crown Americas Capital III and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•

structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries which include all of Crown’s foreign subsidiaries and any U.S. subsidiaries that are neither obligors nor guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown Americas and Crown Americas Capital III and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown Americas and Crown Americas Capital III and the guarantors.

Upon the release of any note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the senior notes due 2021, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown Americas and Crown Americas Capital III may redeem some or all of the senior notes due 2021 at any time prior to February 1, 2016 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown Americas and Crown Americas Capital III may redeem some or all of the senior notes due 2021 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date. At any time prior to February 1, 2014, Crown Americas and Crown Americas Capital III may use the net cash proceeds from certain equity offerings of capital stock of Crown that are contributed to the common equity capital or are used to subscribe for qualified capital stock of Crown to redeem up to 35% of the principal amount of the senior notes due 2021 at a redemption price equal to 106.250% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the senior notes due 2021 originally issued remain outstanding immediately after such redemption.

Change of Control

Upon a change of control of Crown, as defined under the indenture for senior notes due 2021, the holders of such notes will have the right to require Crown Americas and Crown Americas Capital III to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2021 limits, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown Americas and Crown Americas Capital III) to: incur additional debt and issue preferred stock; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown, Crown Americas or Crown Americas Capital III from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

If at any time the senior notes due 2021 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations.

Other Outstanding Notes

Crown Cork currently has two series of unsecured notes outstanding. The outstanding notes were issued under the indenture among Crown Cork, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee, dated as of December 17, 1996.

The outstanding notes issued by Crown Cork have been guaranteed by Crown. The following table is a summary of the two series of notes outstanding as of the date hereof.

Outstanding Principal Amount (in millions)	Interest Rate	Maturity	Redemption by Issuer
$350	7.375%	December 2026	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

$64	7.50%	December 2096	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

The indenture under which the outstanding notes were issued provides certain protections for the holders of such notes. These protections restrict the ability of Crown to enter into certain transactions, such as mergers, consolidations, asset sales, sale and leaseback transactions and pledging of assets.

Consolidation, Merger, Conveyance, Transfer or Lease

Subject to certain exceptions, the indenture and agreements contain a restriction on the ability of Crown to undergo a consolidation or merger, or to transfer or lease substantially all of its properties and assets.

Limitation on Sale and Leaseback

Subject to certain exceptions, the indenture and agreements contain a covenant prohibiting Crown and certain “restricted subsidiaries” from selling any “principal property” to a person or entity and then subsequently entering into an arrangement with such person or entity that provides for the leasing by Crown or any of its restricted subsidiaries, as lessee, of such principal property. “Principal property” is defined in the indenture and agreements as any single manufacturing or processing plant or warehouse (excluding any equipment or personalty located therein) located in the United States, other than any such plant or warehouse or portion thereof that Crown’s board of directors reasonably determines is not of material importance to the business conducted by Crown and its subsidiaries as an entirety. In the indenture and agreements the definition of “principal property” includes property located outside the United States. The indenture and agreements define “restricted subsidiary” to mean any subsidiary that owns, operates or leases one or more principal properties.

Limitations on Liens

Subject to certain exceptions, the indenture and agreements contain a covenant restricting Crown and its restricted subsidiaries under such indentures or agreements from creating or assuming any mortgage, security interest, pledge or lien upon any principal property (as defined above) or any shares of capital stock or evidences of indebtedness for borrowed money issued by any such restricted subsidiary and owned by Crown or any such restricted subsidiary without concurrently providing that the outstanding unsecured notes shall be secured equally and ratably. The foregoing covenant shall not apply to the extent that the amount of indebtedness secured by liens on Crown’s principal properties and Crown’s restricted subsidiaries does not exceed 10% of its consolidated net tangible assets.

Receivable Securitization Facilities

On March 9, 2010, Crown entered into a North American receivables securitization facility with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent for the purchasers and the owners thereto. Under its committed $200 million North American facility, Crown sells receivables, on a revolving basis, to a wholly-owned, bankruptcy-remote subsidiary. The bankruptcy-remote subsidiary was formed for the sole purpose of buying and selling receivables generated by Crown and, in turn, sells undivided percentage ownership interests in the pool of purchased receivables to a syndicate of financial institutions. Crown continues to service these receivables for a fee but does not retain any interest in the pool of receivables sold. As of September 30, 2012 and December 31, 2011, $190 million and $100 million of receivables, respectively, were securitized under the North American facility. The North American facility matures in March 2013, and the interest rate applicable to yield for purchases under the facility is (1) LIBOR plus 1.75% per annum; (2) the alternative base rate plus 1.75% per annum or (iii) the commercial paper rate plus 1.75% per annum. The North American facility contains customary covenants, including the requirement to perform under the contracts underlying the receivables, comply with the credit and collection policies and reporting requirements.